As filed with the Securities and Exchange Commission on May 15, 2007
Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TISSERA, INC.
(Name of small business issuer in its charter)

Washington	2836	91-2034750
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or	Classification Code Number)	Identification No.)
Organization)

Herzlia Business Park
8 Maskit St., 4th Floor
Herzlia
46733 Israel
+972-9-9561151
(Address and telephone number of principal executive offices and principal place of business)

 Amos Eiran, Chairman and Chief Executive Officer
Tissera, Inc.
Herzlia Business Park
8 Maskit St., 4th Floor
Herzlia
46733 Israel
 +972-9-9561151
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

i

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	16,500,000	$0.17(1)	$2,805,000	$86.11
Total	16,500,000			$86.11

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on April 30, 2007, which was $0.17 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ii

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED MAY 11, 2007

TISSERA, INC.
16,500,000 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 16,500,000 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We may receive proceeds from any exercise of outstanding warrants. The warrants may also be exercised by surrender of the warrants in exchange for an equal value of shares in accordance with the terms of the warrants.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "TSSR.OB". The last reported sales price per share of our common stock as reported by the Over-the-Counter Bulletin Board on April 30, 2007, was $0.17.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 6.

No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2007.

Table of Contents

PROSPECTUS SUMMARY	3

RISK FACTORS	5

USE OF PROCEEDS	13

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	13

BUSINESS	20

FACILITIES	25

EMPLOYEES	25

LEGAL PROCEEDINGS	25

MANAGEMENT	27

EXECUTIVE OFFICERS AND DIRECTORS	27

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32

DESCRIPTION OF SECURITIES TO BE REGISTERED	33

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	34

PLAN OF DISTRIBUTION	34

PENNY STOCK	36

SELLING STOCKHOLDERS	37

LEGAL MATTERS	40

EXPERTS	40

AVAILABLE INFORMATION	40

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Tissera” “TSSR,” the “Company,” “we,” “us,” and “our” refer to Tissera, Inc.

TISSERA, INC.

We develop, test and intend to commercialize solid organ transplantation therapies based on an approach employing organ-specific precursor tissues. Our future approach involves harvesting embryonic mammalian tissue at the most appropriate stages after stem cells have committed to becoming organ-specific precursor tissues and transplanting them in target human organ systems.

We entered into a Research and License Agreement with Yeda Research and Development Company Limited (“Yeda”), whereby Yeda procures the performance of research at the Weizman Institute of Science, under the supervision of Professor Yair Reisner of the Department of Immunology. Pursuant to our agreement with Yeda, Yeda provides our company with a worldwide, exclusive license to develop, manufacture and sell products for solid organ transplantation from embryonic tissue based on research conducted under the supervision of Professor Reisner of the Department of Immunology of the Weizmann Institute of Science. The license shall expire in each country with respect to each product at the later of (i) the expiration of the patents covering such product in the country of sale, or (ii) 15 years from the date of receipt of FDA New Drug Approval in the United States for such product, or the equivalent in any other country in which the products are sold.

For the three months ended January 31, 2007, we did not generate revenues and generated net losses of $597,000 as compared to no revenue and net losses in the amount of $406,000 for the three months ended January 31, 2006. For the year ended July 31, 2006, we did not generate revenues and generated net losses of $1,715,000 as compared to no revenue and net losses in the amount of $3,983,000 for the year ended July 31, 2005. In addition, from May 31, 2000 (inception) through January 31, 2007, we have generated a net loss of $29,462,000.

We are a development stage company and we are devoting substantially all of our efforts toward conducting R&D activities, raising capital, pursuing regulatory approval, recruiting personnel and building infrastructure.

Our executive offices are located at Herlia Business Park, 8 Maskit St., 4th Floor, Herzlia, 46733, Israel, and our telephone number +972-9-9561151. We are a Washington corporation.

The Offering
Common stock outstanding prior to the offering	44,314,332 shares

Common stock offered by selling stockholders	16,500,000 shares.

Common stock to be outstanding after the offering	44,314,332 shares

Use of proceeds	We will not receive any proceeds from the sale of the common stock hereunder. See “Use of Proceeds” for a complete description.

Pink Sheet Symbol	TSSR.OB

Issuance of Shares to the Selling Stockholders

On December 28, 2006, accredited investors purchased an aggregate of 16,500,000 shares of common stock at $0.10 per share for an aggregate purchase price of $1,650,000. For each two shares of common stock purchased, each investor received a Series E Common Stock Purchase Warrant to purchase one share of common stock of the Company (the “Series E Warrants”) and a Series F Common Stock Purchase Warrant to purchase one share of common stock of the Company (the “Series F Warrants”). The Series E Warrants are exercisable for a period commencing six months from the issue date through five years from the issue date at an exercise price of $0.165 per share. The Series F Warrants are exercisable for a period commencing six months from the issue date through five years from the issue date at an exercise price of $0.1815 per share. The Series E Warrants and the Series F Warrants are exercisable on a cashless basis. This prospectus relates to the resale of the common stock only.

The common stock, the Series E Warrants and the Series F Warrants were offered and sold to the Investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. Each of the Investors are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

In connection with the above closing, we paid $165,000 to Burstein & Lindsay Security Corp. for its services as a finder in connection with this transaction and agreed to pay them 10% of all cash proceeds, if any, generated as a result of the exercise of the Series E Warrants and the Series F Warrants. In addition, they also received a common stock purchase warrant to purchase 3,300,000 shares of common stock at an exercise price of $0.10 per share exercisable for a period commencing six months from the issue date through five years from the issue date.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks related to our company

Our company has a history of losses and expects to incur losses for the foreseeable future.

We were founded on May 31, 2000. We are a development stage company. We have incurred operating losses in every year of our existence. We incurred net losses of $1,130,000 for the six months ended January 31, 2007 and $1,715,000 for the year ended July 31, 2006, and such losses are expected to continue in the near future. We have not achieved profitability and expect to continue to incur net losses as we develop our new business line. The extent of future losses and the time required to achieve profitability is highly uncertain. In addition, as we are a development stage company, we do not expect to generate revenues in the next few years.

We have entered into a research and license agreement with Yeda to obtain the rights to manufacture, develop and sell products for solid organ transplantation from embryonic tissue based on the research of Prof. Reisner at The Weizmann Institute of Science and, if this license were to be terminated for any reason, including to pay the required royalties, our results of operations may be severally impacted and we may be forced to cease our operations.

In connection with the Research and License Agreement entered with Yeda, we paid Yeda the following:

•
with regard to the first year of the research period (commencing on April 9, 2003), we paid the amount of US $450,000 of which a non-refundable installment of US $450,000 was paid on December 23, 2003. This amount is in addition to the $450,000 paid to Yeda in connection with researched performed by Yeda during the first year;

•
with regard to the second year of research we paid an amount of US $900,000 of which $225,000 was paid on April 23, 2004; $225,000 was paid on July 8, 2004; $225,000 was paid on October 8, 2004; and $225,000 was paid on January 10, 2005.

•
with regard to the third year of research we paid an amount of US $900,000 of which $225,000 was paid on April 18, 2005; $225,000 was paid on July 11, 2005; $225,000 was paid on October 12, 2005 and $225,000 was paid on January 9, 2006.

•
pursuant to the third addendum of the Research Agreement dated April 11, 2006, with regard to the fourth year of research, we committed to pay an amount of US $600,000 of which $150,000 was paid on May 2, 2006; $150,000 was paid on July 19, 2006; $150,000 was paid on October 9, 2006; and $150,000 was paid on January 17, 2007. Further, the termination for the research period was extended from April 10, 2006 to April 9, 2007.

•
pursuant to the fourth addendum of the Research Agreement dated April 11, 2007, with regard to the fifth year of research, we committed to pay an amount of US $400,000 of which $100,000 was paid on April 11, 2007. The termination for the research period was extended from April 10, 2007 to April 9, 2008.

We have also agreed that within one year from the date of the Research Agreement, we will submit a development program to Yeda for its approval. The Company has applied to Yeda for the deferral of the submission of this program to September 2005, and Yeda has given its consent for the deferral. The September 2005 product development plan has been submitted to Yeda, and has been followed by progress reports submitted in December 2005 and June 2006. We further undertook to use our best efforts to commercialize the licensed products. As part of those efforts, pursuant to the third and fourth addendum, the research period has been extended for two more years, to allow for further progress in our preclinical experiments both in our pancreatic and liver-spleen applications. Our pancreatic application has reached the large animal experimental phase, while our liver-spleen application is still in its small animal experimental phase. We also agreed to pay Yeda a license fee as follows:

•	$50,000 per year commencing from the end of the license period, which has been extended until April 9, 2007;

•	4% of net sales of all products covered by the Research and License Agreement;

•	33% of all sublicense fees for all agreements entered into within one year of the Agreement; and

•	16% of all sublicense fees for all agreements entered into after such one year period.

If we are unable to raise the required funds or generate revenue from operations to make the above payments, then our license may be terminated by Yeda. If Yeda elects to terminate our license our results of operations may be negatively impacted and we may be forced to cease operations.

In order to execute our business plan, we will need to raise additional capital. If we are unable to raise additional capital, we will not be able to achieve our business plan and you could lose your entire investment.

We need to raise additional funds through public or private debt or equity financings to fully execute our business plan. Any additional capital raised through the sale of equity may dilute your ownership interest. We may not be able to raise additional funds on favorable terms, or at all. If we are unable to obtain additional funds, we will be unable to execute our business plan and you could lose your investment.

We depend upon key personnel, we will need additional personnel and if we are unable to maintain our current personnel or obtain new personnel, our results of operations will be negatively impacted.

Our success depends on the continuing services of our management team as well as the continuing research of Prof. Reisner. The loss of any of our employees or Prof. Reisner could have a material and adverse effect on our business operations. Additionally, the success of our company will largely depend upon our ability to successfully attract and maintain competent and qualified key management personnel. As with any startup company, there can be no guaranty that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for our company. Our inability to attract and retain key personnel may materially and adversely affect our business operations.

Our organ transplantation technology comprises a new operating line, which has a limited operating history which will limit your ability to evaluate our operations and prospects.

We were organized on May 31, 2000 but only recently entered into a Research and License Agreement to manufacture, develop and sell products for solid organ transplantation from embryonic tissue with the Yeda Research and Development Company Limited. Due to our limited operating history, our ability to operate successfully is materially uncertain and our operations are subject to all risks inherent in a developing business enterprise. We have a limited operating history upon which you may evaluate our operations and prospects. Our limited operating history makes it difficult to evaluate our transplant technology, as well as commercial viability, and market acceptance of our potential products. Our potential success must be evaluated in light of the problems, expenses and difficulties frequently encountered by new businesses in general and bio-technology businesses specifically. The transplant technology is in its early development stages. It is a new approach that has never proven to work in humans. We are currently at the research state in which we are testing our products on animal subjects.

Our lack of a proven business model may not result in the generation of a profit or revenues.

To date, we have not generated revenue from the sale of products for solid organ transplantation from embronyic tissue under our license. We will need to raise funds to develop, through the Research and License Agreement entered into with Yeda, products for solid organ transplantation from embryonic tissue. There can be no assurance, however, that the implementation of such a plan, or that implementation of the overall business plan developed by management, will result in sales or that if it does result in sales, that such sales will necessarily translate into profitability. Failure to properly maintain our system will prevent us from generating meaningful revenues.

We cannot assure market acceptance of our products, which will have a direct adverse affect on our revenue and profit ability

Our success and competitive position depends upon acceptance of our technology. If the medical industry accepts our technology, we cannot assure our ability to achieve sufficient sales. An inability to achieve sales volume or market acceptance of our technology will materially and adversely affect our business operations.

As we have not commenced marketing and selling the products for solid organ transplantation from embryonic tissue, there can be no assurance that an interest will develop in the future. Although we believe there is a demand for our products, there can be no assurance that the medical community and its patients undergoing these procedures will accept our products. In the event that we are unable to garner interest in its products, there will be a direct adverse affect on our earnings and profitability.

Our ability to commercialize our products depends upon our ability to prove the efficacy and safety of our product according to government regulations.

Our present and proposed activities are subject to extensive and rigorous regulation by governmental authorities in the United States and other countries. To clinically test, produce and market medical devices for human use, we must satisfy mandatory procedural and safety and efficacy requirements established by the FDA and comparable state and foreign regulatory agencies. Typically, such rules require that products be approved by the government agency as safe and effective for their intended use prior to being marketed. The approval process is expensive, time consuming and subject to unanticipated delays. Our product candidates may not be approved. In addition, our product approvals could be withdrawn for failure to comply with regulatory standards or due to unforeseen problems after the product's marketing approval.

Testing is necessary to determine safety and efficacy before a submission may be filed with the FDA to obtain authorization to market regulated products. In addition, the FDA imposes various requirements on manufacturers and sellers of products under its jurisdiction, such as labeling, Good Manufacturing Practices, record keeping and reporting requirements. The FDA also may require post-marketing testing and surveillance programs to monitor a product's effects. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals or could negatively affect the marketing of our existing products.

We will not be able to commercialize our products as planned and our operating results will be hurt if any of the following occur:

•	the regulatory agencies find our testing protocols to be inadequate;

•	the appropriate authorizations are not granted on a timely basis, or at all;

•	the process to obtain authorization takes longer than expected or we have insufficient funds to pursue such approvals;

•	we lose previously-received authorizations; or

•	we do not comply with regulatory requirements.

Medical and biopharmaceutical research and development involves the controlled use of hazardous materials, such as radioactive compounds and chemical solvents. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. In addition, we handle and dispose of human tissue. Although we believe that our safety procedures for handling these materials are adequate, if accidental contamination or injury were to occur, we could be liable for damages.

We rely heavily upon several patents that have been submitted by Yeda to the US Patent and Trademark Office and other patent offices worldwide and, if we are unable to protect our patents and proprietary technology or if Yeda is unable to obtain a patent or if the patent does not provide meaningful protection, our results of operations will be negatively impacted.

We rely upon the patent applications as filed by Yeda with the U.S. Patent and Trademark Office other patent offices worldwide and the license granted by Yeda under the Research and License Agreement with respect to same. We have agreed with Yeda in the Research and License Agreement to seek comprehensive patent protection for all inventions licensed to us under the Research and License Agreement. However, we cannot be sure that any patents will be issued to Yeda as a result of its domestic or future foreign patent applications or that any of its patents will withstand challenges by others. The patents issued to Yeda, if issued at all, and licensed to us may be infringed or third parties may independently develop either the same or similar technology. Similarly, these patents may not provide us with meaningful protection from competitors, including those who may pursue patents which may prevent, limit or interfere with our products or will require licensing and the payment of significant fees or royalties by us to such third parties in order to enable us to conduct our business. We may sue or be sued by third parties regarding patents and other intellectual property rights. These suits are costly and would divert funds and management and technical resources from our operations.

We also rely upon unpatented proprietary technology, know-how and trade secrets and seek to protect them through confidentiality agreements with employees, consultants and advisors. If these confidentiality agreements are breached, we may not have adequate remedies for the breach. In addition, others may independently develop or otherwise acquire substantially the same proprietary technology as our technology and trade secrets.

We have engaged a number of academic consultants and, as a result, we may not be able to protect the confidentiality of our technology, which, if disseminated, could negatively impact our results of operations.

We have relationships with a number of academic consultants who are not employed by us. Accordingly, we have limited control over their activities and can expect only limited amounts of their time to be dedicated to our activities. These persons may have consulting, employment or advisory arrangements with other entities that may conflict with or compete with their obligations to us. Our consultants typically sign agreements that provide for confidentiality of our proprietary information and results of studies. However, in connection with every relationship, we may not be able to maintain the confidentiality of our technology, the dissemination of which could hurt our competitive position and results of operations. To the extent that our scientific consultants develop inventions or processes independently that may be applicable to our proposed products, disputes may arise as to the ownership of the proprietary rights to such information, and we may not win those disputes.

Upon commencement of sales and manufacturing, we may be subject to product liability suits and our insurance, if any, may not be sufficient to cover damages.

Our business, upon commencement of sales and manufacturing, will exposes us to potential liability risks that are inherent in the testing, manufacturing, marketing and sale of medical products. The use of our products, whether for clinical trials or commercial sale, may expose us to product liability claims or product recall and possible adverse publicity. The level or breadth of our insurance coverage may not be adequate to fully cover potential liability claims. A successful claim or series of claims brought against us in excess of our insurance coverage and the effect of product liability litigation upon the reputation and marketability of our technology and products, together with the diversion of the attention of key personnel, could negatively affect our business.

Our business is subject to the uncertainty of third party reimbursement and health care reform measures which may limit market acceptance.

In both domestic and foreign markets, our ability to market and sell our product candidates will depend, in part, upon the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products. If our products are not considered cost-effective, third-party payors may limit reimbursement. Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If government and third-party payors do not provide adequate coverage and reimbursement levels for uses of our products, the market acceptance of our products would be limited.

There have been a number of federal and state proposals during the last few years to subject the pricing of pharmaceuticals to government control and to make other changes to the health care system of the U.S. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. We cannot predict the effect health care reforms may have on our business.

We currently have a research and license agreement with Yeda and, as a result, we cannot guarantee that Yeda will be able to fulfill its obligations to procure the performance of research at The Weizmann Institute of Science. Yeda may not properly maintain and defend its intellectual property rights licenses to us and that our licensors or collaborators may encounter conflicts of interests, changes in business strategy, or other business issues, which could have a substantial negative impact on our operations.

Our efforts to develop, obtain regulatory approval for and market and sell our existing and any future product candidates depend in part upon the performance of research under the supervision of Prof. Yair Reisner at the Weizmann Institute of Science. Currently, we hold a license with Yeda under the Research and License Agreement. We do not have day-to-day control over the activities of our licensor or collaborative partners and therefore, we face the risk that they may not fulfill their obligations to us. We also face the risk that our licensors and collaborators will not properly maintain and defend intellectual property rights licensed to us or our intellectual property rights. Further, our licensors and collaborators may encounter conflicts of interest, changes in business strategy or other business issues, or they may acquire or develop rights to competing products, all of which could limit our ability to commercialize our product candidates and affect our ability to generate product revenues.

Disagreements with our licensors or collaborators could require or result in litigation or arbitration, which could be time-consuming and expensive. If we fail to maintain our existing agreements or establish new agreements as necessary, we could be required to undertake development, manufacturing and commercialization activities solely at our own expense. This would significantly increase our capital requirements and may also delay the commercialization of our product candidates.

Competition in our industry may impact our results from operations

Dr. Marc Hammerman at the Washington University in St. Louis has been active in developing kidney disease therapies based on transplanted embryonic kidney-precursor cells and has been granted a patent, titled "Chimeric Kidney", by the US Patent and Trademark Office in connection with this research. A British company, Intercytex Ltd., has licensed this technology and is sponsoring research in Dr. Hammerman's laboratory. This same company has also filed a related PCT application titled "Kidney Formation". In addition, Dr. Hammerman has been active in developing diabetes mellitus therapies based on transplanted embryonic endocrine pancreas-precursor tissues and has filed a US patent application, titled "Chimeric Pancreas", in connection with this research. As it was felt by us that the above-mentioned patent and patent applications might have a negative impact on our potential to develop our products, we have commissioned an expert legal opinion on the matter from a leading office of patent attorneys. This opinion has been delivered to us, and on its basis, we now do not believe that either Dr. Hammerman's patent and patent application or Intercytex' patent application should restrict Tissera's freedom to implement its pancreatic and/or kidney product development.

We believe, based on information currently available to us, that Dr. Hammerman's research will not impact our liver, spleen and other organ applications.

There are companies within the medical community that are researching procedures and medication to cure or slow the diseases that the organ transplantation is geared for. Specifically, there are numerous companies developing drugs or devices to slow down or halt the progression of kidney and liver disease, to treat diabetes and to care for genetic diseases. These companies are developing traditional chemical compounds, new biological drugs, cloned human proteins and other treatments which are likely to impact the markets which we are targeting. We are aware of two companies that have been involved in developing cell transplant technology.

In addition to the foregoing, we face the threat that large and established companies in the medical industry may enter the market at any time. In particular, if we are able to successfully penetrate the market, larger companies may see an opportunity for themselves. These companies may consist of substantially larger companies with greater financial, technical, engineering, personnel and marketing resources, longer operating histories, greater name recognition and larger customer bases than we do. We also may compete with smaller, emerging companies. These companies may have larger, more established customer bases and other competitive advantages. We believe that competitors will be attracted to what we consider to be a niche market. Competition from existing or new competitors could substantially reduce our future revenues.

Risks related to our stock

The substantial number of shares that are eligible or that will be eligible for sale, assuming the exercise of all of our warrants, would represent a large portion of our total outstanding shares, which could cause our common stock price to decline even if we are successful.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of February 28, 2007, we have outstanding warrants to purchase 31,920,252 shares.

We have anti-takeover provisions, which could inhibit potential investors or delay or prevent a change of control that may favor you.

Some of the provisions of our certificate of incorporation, our bylaws and Washington law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 20,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

Our common stock is subject to the “Penny Stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares to be offered by the selling stockholders. The proceeds from the sale of each selling stockholders’ common stock will belong to that selling stockholder. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of outstanding warrants.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “TSSR.OB”. The high and the low trades for our shares for each quarter of actual trading were:

	High	Low
Year Ending July 31, 2005:
First Quarter	$0.48	0.26
Second Quarter	0.47	0.28
Third Quarter	0.38	0.18
Fourth Quarter	0.28	0.15
Year Ending July 31, 2006:
First Quarter	$0.26	0.14
Second Quarter	0.15	0.08
Third Quarter	0.18	0.08
Fourth Quarter	0.13	0.08
Year Ending July 31, 2007:
First Quarter	$0.12	0.05
Second Quarter	0.25	0.10
Third Quarter (through March 16, 2007)	0.15	0.11

The closing price for the common stock on March 16, 2007 was $0.12 per share.

Holders

As of March 16, 2007, there were approximately 59 shareholders of record holding a total of 44,314,332 shares of common stock. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. The transfer agent of our common stock is First American Stock Transfer, Inc..

Dividends

There have been no dividends declared since the inception of the Company and there are no restrictions on the ability to pay dividends on common equity or that are likely to do so in the future. The payment of dividends is within the discretion of the Board of Directors and will depend on the Company's earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit the Company's ability to pay dividends on its Common Stock other than those generally imposed by applicable state law.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

The information in this report contains forward-looking statements. All statements other than statements of historical fact made in this report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Overview

We were incorporated under the laws of the State of Washington on May 31, 2000. We develop, test and intend to commercialize solid organ transplantation therapies based on an approach employing organ-specific precursor tissues. Our future approach involves harvesting embryonic mammalian tissue at the earliest stage at which stem cells commit to becoming organ-specific precursor tissues and transplanting them in target human organ systems. The optimal window for embryonic tissue transplantation was defined by Prof. Reisner's lab at the Weizman Institute. We entered into a Research and License Agreement with Yeda, whereby Yeda procures the performance of research at the Weizman Institute of Science, under the supervision of Professor Reisner of the Department of Immunology. We have a world wide license that shall expire in each country with respect to each product at the later of (i) the expiration of the patents covering such product in the country of sale, or (ii) 15 years from the date of receipt of FDA New Drug Approval in the United States for such product, or the equivalent in any other country in which the products are sold.

We are at development stage and devoting substantially all of our efforts toward conducting R&D activities, raising capital, pursuing regulatory approval, recruiting personnel and building infrastructure. Our former line of business was selling bit error testers. Our license in connection with bit error testers expired in May 2004.

Research and License Agreement

On October 8, 2003, we entered into a Research and License Agreement (the "Research Agreement") with Yeda. The agreement relates to the rights of our company to have the license from Yeda related to research conducted and to be conducted at the Weizmann Institute of Science, under the supervision of Professor Reisner of the Department of Immunology, and relates to an invention comprising methods of organ transplantation utilizing developing nephric and other tissues. The License granted to us shall expire in each country with respect to each product at the later of the following:

•  the expiration of the patents covering such product in the country of sale; or

 •  15 years from the date of receipt of FDA New Drug Approval (in the United States), or the equivalent in any other country in which the products are sold.

In addition, Yeda may terminate the Research and License Agreement if we are in breach thereof and Yeda may, at its option, terminate the Research and License Agreement, in whole or in part, or make it non-exclusive if we fail to reach certain commercialization and development goals as set out in the Research and License Agreement. Yeda is entitled to unilaterally amend the license so that it is non-exclusive or terminate the license in the event that we fail to achieve commercialization of at least one product within certain time limits, fail to commence various phases of clinical trials within certain time limits or fail to sell a product after certain milestones. Further, if we contest the validity of the patents, Yeda may terminate the license. In the event that Yeda would like to pursue sponsored research with respect to, or the commercialization of, a given product that would otherwise be subject to the Research and License Agreement that we have not already commenced developing, then Yeda may provide us with notice of its intention. Upon receipt of such notice, we will then have three months to submit a product development program. If we do not submit such program, the license will be terminated with respect to said given product.

As part of the Research and License Agreement, on February 24,2005, the Company agreed to issue to Yeda the following:

 •  a warrant, exercisable at an aggregate exercise price of US $900 to purchase up to 2.23% of the issued and outstanding shares of common stock of our company immediately following the exercise of such warrant; and

 •  a warrant, exercisable at an aggregate exercise price of US $1,100 to purchase up to 2.67% of the issued and outstanding shares of our company immediately following the exercise of such warrant.

However, the Research and License Agreement provides that the maximum number of shares of common stock that Yeda may exercise into for each warrant is 3,010,699 and 3,612,839, respectively (in each case as such number of shares of common stock shall be appropriately adjusted in the event of stock splits, stock dividends, capital reorganizations, reclassifications, recapitalizations and the like as well as issuances or sales by us of shares for par value only, for consideration less than par value and for no consideration, all in accordance with the terms and conditions of said warrant, which shall be satisfactory to Yeda and us). The share amounts described above are adjusted to reflect the three for one split. Each such warrant shall be exercisable for a period beginning on the date of its issuance and ending at the later of the following:

 •  one year following the termination of the Research and License Agreement; and

 •  October 7, 2013.

We also agreed to pay or have paid to Yeda the following:

 •  with regard to the first year of the research period (commencing on April 9, 2003), we paid the amount of US $450,000 of which a non-refundable installment of US $450,000 was paid on December 23, 2003. This amount is in addition to the $450,000 paid to Yeda in connection with researched performed by Yeda during the first year;

 •  with regard to the second year of research we paid an amount of US $900,000 of which $225,000 was paid on April 23, 2004; $225,000 was paid on July 8, 2004; $225,000 was paid on October 8, 2004; and $225,000 was paid on January 10, 2005;

 •  with regard to the third year of research we paid an amount of US $900,000 of which $225,000 was paid on April 18, 2005; $225,000 was paid on July 11, 2005; $225,000 was paid on October 12, 2005 and $225,000 was paid on January 9, 2006.

 •  pursuant to the third addendum of the Research Agreement dated April 11, 2006, with regard to the fourth year of research, we committed to pay an amount of US $600,000 of which $150,000 was paid on May 2, 2006; $150,000 was paid on July 19, 2006;  and $150,000 was paid on January 17, 2007. Further, the termination for the research period was extended from April 10, 2006 to April 9, 2007.

•  pursuant to the fourth addendum of the Research Agreement dated April 11, 2007, with regard to the fifth year of research, we committed to pay an amount of US $400,000 of which $100,000 was paid on April 11, 2007, The termination for the research period was extended from April 10, 2007 to April 9, 2008.

We have also agreed that within one year from the date of the Research and License Agreement, we will submit a development program to Yeda for its approval. The company has applied to Yeda for the deferral of the submission of this program to September 2005, and Yeda has given its consent for the deferral. The September 2005 product development plan has been submitted to Yeda. We further undertook to use our best efforts to commercialize the licensed products. We also agreed to pay Yeda a license fee as follows:

 •  $50,000 per year commencing from the end of the license period, which has been extended until April 9, 2007;

 •  4% of net sales of all products covered by the Research and License Agreement;

 •  33% of all sublicense fees for all agreements entered into within one year of the Agreement; and

•  16% of all sublicense fees for all agreements entered into after such one year period.

Results of Operations for the Three Months Ended January 31, 2007 Compared to the Three Months Ended January 31, 2006

Revenues and Cost of Goods Sold

We are in a development stage and, therefore, have no revenues and cost of goods sold.

Operating Expenses

Operating expenses for the three month period ended January 31, 2007 amounted to $602,000 compared to 428,000 for the three month period ended January 31, 2006. The increase is attributed to expenses related to warrants granted to employees, service providers and consultants and to the implementation of SFAS No. 123 in which the Company accounted for its employee stock option under the fair value method, creating an expense of $219,000 in the three month period ended January 31, 2007 as compared to an income of $2,000 in the period ended January 31, 2006. From the expense of $219,000, $143,000 relates to warrants issued to Yeda as explained in "Research and License Agreement" described above. Excluding the expenses related to warrants granted to employees, service providers and consultants the company would have decreased in its operations expenses. The decrease is attributed to a decrease in the R&D expenses as explained in the next paragraph.

The R&D expenses amounted to $399,000 in the three month period ended January 31, 2007 compared to $293,000 in the three month period ended January 31. 2006. The increase is attributed to expenses related to warrants granted to employees, service providers and consultants and to implementation of SFAS No. 123 in which the Company accounted for its employee stock option under the fair value method, totaling to $192,000 in the three month period ended January 31, 2007 compared to none in the three month period ended January 31, 2006. From the expense of $192,000 $ 143,000 relates to Yeda rights of Tissera warrants (see above). Excluding the above expenses the Company would have decreased R&D expenses in the amount of $86,000. The decrease is attributed mainly to a decrease in expenses related to Yeda which were decreased from $225,000 in the three month period ended January 31, 2006 to $150,000 in the three month period ended January 31, 2007.

The Company had general and administrative expenses of $203,000 in the three month period ended January 31, 2007 compared to $135,000 in the three month period ending January 31, 2006. The increase is attributed mainly to expenses related to warrants granted to employees, service providers and consultants and to the implementation of SFAS No. 123 in which the Company accounted for its employee stock option under the fair value method  totaling to $27,000 in the three month period ended January 31, 2007 compared to an income of $2,000 in the three month period ended January 31, 2006.

Financial Income

We had a net financial income in the amount of $7,000 in the three month period ended January 31, 2007 compared to net financial income of $26,000 in the three month period ended January 31, 2006. The decrease in Company net financial income is attributed to the devaluation of the US dollar against the NIS which generated financial expense and to a decreased in interest income as the cash available for deposits bearing an interest decreased due to the Company needs of financing its Research and development activities. The Company has invested its funds in bank deposits that bear interest rates of approximately 5.0% per annum.

Taxes on Income

We had a tax expense amounting to $2,000 during the three months ended January 31, 2007 compared to $4,000 during the three months ended January 31, 2006. The Tax expense is resulting from tax liability of our wholly owned subsidiary Tissera Ltd. Our company has an agreement with our subsidiary to which we will provide services related to our Research and Development activities. We will reimburse Tissera Ltd. for expenses on a cost plus 7% basis which creates a taxable income in our subsidiary.

Net Loss

As a result of the above, we incurred a net loss of $597,000 for the three month period ended January 31, 2007, compared to a net loss of $406,000 for the three month period ended January 31, 2006.

Results of Operations for the Six Months Ended January 31, 2007 Compared to the Six Months Ended January 31, 2006

Revenues and Cost of Goods Sold

We are in a development stage and, therefore, have no revenues and cost of goods sold.

Operating Expenses

Operating expenses for the six months ended January 31, 2007 amounted to $1,130,000 compared to $889,000 for the six months ended January 31, 2006. The increase in operation expenses is attributed to expenses related to warrants granted to employees, service providers and consultants and to the implementation of SFAS No. 123 in which the Company accounted for its employee stock option under the fair value method, creating an expense of $375,000 for the six months ended January 31, 2007 as compared to an income of $5,000 for the six months ended January 31, 2006. Without the expenses related to the implementation of SFAS No. 123, the Company would have decreased its operating expenses for the six months ended January 31, 2007. The decrease is attributed to a decrease in the R&D expenses as explained in the next paragraph.

The R&D expenses amounted to $653,000 for the six months ended January 31, 2007 compared to $589,000 for the six months ended January 31. 2006. The increase is attributed to expenses related to warrants granted to employees, service providers and consultants and to the implementation of SFAS No. 123 in which the Company accounted for its employee stock option under the fair value method,  totaling $239,000 during the six months ended January 31, 2007 compared to none in the six months ended January 31, 2006. Excluding the above expenses, the Company would have decreased R&D expenses in the amount of $175,000. The decrease is attributed mainly to a decrease in expenses related to Yeda which were decreased from $450,000 in the period ended January 31, 2006 to $300,000 in the period ended January 31, 2007.

The Company had general and administrative expenses of $477,000 during the six months ended January 31, 2007 compared to $300,000 during the six months ending January 31, 2006. The increase is attributed to expenses related to warrants granted to employees, service providers and consultants and to the implementation of SFAS No. 123 in which the Company accounted for its employee stock option under the fair value method,  totaling to $136,000 during the six months ended January 31, 2007 compared to an income of $5,000 during the six months ended January 31, 2006. Excluding the above expenses, the Company kept its general and administrative expenses approximately in both periods at the same level.

Financial Income

We had a net financial income in the amount of $5,000 during the six months ended January 31, 2007 compared to net financial income of $45,000 during the six months ended January 31, 2006. The decrease in Company net financial income is attributed to the devaluation of the US dollar against the NIS which generated financial expense and to a decrease in interest income as the cash available for deposits bearing an interest decreased due to the Company needs of financing its Research and development activities. The Company has invested its funds in bank deposits that bear interest rates of approximately 5.0% per annum.

Taxes on Income

We had a tax expense amounting to $5,000 during the six months ended January 31, 2007 compared to $7,000 during the six months ended January 31, 2006. The tax expense is resulting from tax liability of our wholly owned subsidiary Tissera Ltd. Our company has an agreement with our subsidiary to which we will provide services related to our Research and Development activities. We will reimburse Tissera Ltd. for expenses on a cost plus 7% basis which creates a taxable income in our subsidiary.

Net Loss

As a result of the above, we incurred a net loss of $1,130,000 for the six months ended January 31, 2007, compared to a net loss of $851,000 for the six months ended January 31, 2006.

LIQUIDITY AND CAPITAL RESOURCES

Our cash equivalents and short term deposits were $1,676,00 as of January 31, 2007, compared to $955,000 as of July 31, 2006. This increase in cash equivalents and short term deposits is attributed to a private placement for the sale of 16,500,000 shares of common stock at a price of $0.10 per share. The net amount has raised to the amount to $1,424,000. The Company needs to finance its development activities from its cash equivalents and short term deposits. We had a working capital of $1,176,000 as of January 31, 2007, compared to $499,000 as of July 31, 2006 . We plan to continue to consume cash in our research and development activities through payments of salaries, payments for services received from Yeda and other costs. We also plan to continue financing our operations through a combination of private placement, stock issuances, debt issuances, mutual development with possible milestone license payments and research and development programs. There are no assurances, however, that we will be successful in obtaining an adequate level of financing required for the long-term development and commercialization of our planned products.

Due to our being a development stage company and not having generated revenues, in the consolidated financial statements for the period ended January 31, 2007 we included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure.

The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Going Concern

Our Interim financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of operations. The financial statements have been prepared assuming we will continue as a going concern. However, certain conditions which exist are raising doubt about our ability to continue as a going concern. We have suffered recurring losses from operations and have accumulated deficit during the development stage of approximately $29,462,000 since inception through the period ended January 31, 2007.

BUSINESS

History

We were incorporated under the laws of the State of Washington on May 31, 2000 as Bert Logic, Inc. Our Internet address is www.tissera.com.

On September 4, 2003, the former president of Bert Logic Inc. completed a share purchase agreement with the Company's existing shareholders, who purchased 15,000,000 shares of the then issued and outstanding 18,036,000 of the Company's Common shares. In connection with the consummation of the transaction, the president of the Company resigned as president and sole director of the Company. Pursuant to the agreement, the Company entered into an amended license agreement to sell Bit Error Rate Testers on a worldwide non-exclusive basis. In exchange, the Company obtained forgiveness of the remaining promissory note of $10,299, and accrued interest of $2,436. Also, in connection with the transaction, the former president of the Company agreed to forgive his shareholders' loan, in the amount of $2,442.

Following the share purchase agreement dated September 4, 2003, the management of the Company has decided to discontinue all activities related to the sales of Bit Error Rate Testers, used for the integrity and reliability of communication channels. The discontinuation of their activity was accounted for under the provision of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

On October 8, 2003, we entered into a research and license agreement (the "Research Agreement") with Yeda Research and Development Company Limited ("Yeda"), described in greater detail below.

On October 9, 2003, our Board of Directors resolved to change the name of the Company from Bert Logic, Inc. to "Tissera, Inc.".

On October 27, 2003, we incorporated a wholly-owned subsidiary in Israel, Tissera Ltd.

General

We develop, test and intend to commercialize solid organ transplantation therapies based on an approach employing organ-specific precursor tissues. Our future approach involves harvesting embryonic mammalian tissue at the most appropriate stages after stem cells have committed to becoming organ-specific precursor tissues and transplanting them in target human organ systems. The optimal windows for embryonic tissue transplantation have been defined by Prof. Reisner's lab at the Weizman Institute. We entered into a Research and License Agreement with Yeda, whereby Yeda procures the performance of research at the Weizman Institute of Science, under the supervision of Professor Yair Reisner of the Department of Immunology. Pursuant to the Company's agreement with Yeda, Yeda provided the Company with a worldwide, exclusive license to develop, manufacture and sell products for solid organ transplantation from embryonic tissue based on research conducted under the supervision of Professor Reisner of the Department of Immunology of the Weizmann Institute of Science. The license shall expire in each country with respect to each product at the later of (i) the expiration of the patents covering such product in the country of sale, or (ii) 15 years from the date of receipt of FDA New Drug Approval in the United States for such product, or the equivalent in any other country in which the products are sold.

For the three months ended January 31, 2007, we did not generate revenues and generated net losses of $597,000 as compared to no revenue and net losses in the amount of $406,000 for the three months ended January 31, 2006. For the year ended July 31, 2006, we did not generate revenues and generated net losses of $1,715,000 as compared to no revenue and net losses in the amount of $3,983,000 for the year ended July 31, 2005. In addition, from May 31, 2000 (inception) through January 31, 2007, we have generated a net loss of $29,462,000.

We are at development stage and devoting substantially all of our efforts toward conducting R&D activities, raising capital, pursuing regulatory approval, recruiting personnel and building infrastructure.

Organ Transplantation

General

Yeda is the commercial arm of the Weizmann Institute of Science. The Yeda Research Agreement provides the Company with the license to market and sell products for solid organ transplantation from embryonic tissue based on research conducted at the Weizmann Institute of Science under the supervision of Prof. Reisner in accordance with the Research Agreement. The Company intends to market and sell products for solid organ transplantation from embryonic tissue based on research conducted by Prof. Reisner's lab at the Weizmann Institute of Science. The Company believes this technology will provide effective alternatives to current kidney, liver and pancreas transplants and provide therapies for a number of unmet medical needs in large markets. Yeda has filed several patent applications with the United States Patent and Trademark Office in accordance with the Research Agreement.

About the Product

Technologies involving the utilization of stem cells from early human embryos or adults are being researched and developed as a source of early stage cells that could be isolated, grown in culture and used to replace tissues impaired by many devastating diseases. In 1998, scientists first developed a procedure whereby they were able to isolate embryonic stem cells from early human embryos and grow them in culture. Embryonic stem cells were viewed as a new source of tissue that could be used to replace cells or tissues that are damaged or destroyed by various diseases. However, scientists have not been able to overcome the difficulties involved in replicating nature and controlling the growth and differentiation of stem cells in the laboratory.

Embryonic stem cell research was delayed due to the inability to determine which organ a cell would develop into. At a certain point in embryonic development, stem cells differentiate and commit to a particular development pathway leading to the formation of a specific organ. Unfortunately, it could not be determined which cells were going to develop into a specific organ. As a result of embryonic stem cells tendency to develop in a disorganized fashion that could not be controlled, the scientific community was not able to develop any real world uses for embryonic stem cells.

Prof. Reisner, through his research at the Weizmann Institute of Science, has learned to identify kidney, liver, pancreatic and other precursor tissues found in the developing embryo. Prof Reisner intends to continue to identify additional organ precursor tissues as well. In their initial experiments, Prof. Reisner's team harvested kidney precursor tissue from human and porcine embryos which was then implanted in mice. The approach developed in Prof. Reisner's lab preserves the natural state of harvested tissue. Tissue is harvested from aborted embryos and then implanted in the recipient. Tissues are tested for control purposes; however, cells are not isolated, cultured, expanded or genetically engineered. This approach takes embryonic tissue and transplants it in a recipient where it matures into appropriate functional tissue. By using committed organ-specific precursor cells, uncontrolled differentiation is avoided. By taking tissue at the earliest time after cells commit to a pathway, immune response is minimized. Further, cells are not altered through culturing and manipulation in ways that may reduce their integration in the host.

Implanting healthy embryonic tissue into humans, tissue which will mature and produce missing proteins, is believed to be a therapy for many diseases where a specific protein is not being produced in sufficient quantities (i.e. type I diabetes, hemophilia, etc.). Ideally, human embryonic tissue would be used for treating diseased human patients. However, in some countries, most notably the United States, there are objections on ethical grounds to using tissue from aborted embryos. Furthermore, pigs may be a preferred source of tissue for certain clinical applications. Pigs can be raised in controlled environments and typically gestate five to ten embryos in each pregnancy. Embryonic porcine tissue can be made available as needed. Human tissue produces human proteins that may have a better therapeutic potential than porcine tissue that produces somewhat different proteins. In treating some diseases, these differences may be significant.

The Company intends to market and sell products for solid organ transplantation from embryonic tissue based on research conducted by Prof Reisner's lab in accordance with the Research Agreement. The Company believes that the use of early organ-committed tissues may be appropriate for treating many serious diseases. The Company believes initial targets should include insulin dependent diabetes, hemophilia and other liver-related genetic deficiencies, and certain renal pathologies. The Company, through its commercialization of research conducted pursuant to the Research Agreement, intends to provide readily available on demand solutions for patients waiting for transplant organs that will reduce the need for long term use of immunosuppressive drugs and will involve minimally invasive surgical procedures that are normally associated with transplants. The Company understands there are numerous regulatory approvals which will be needed before the above can be put into place.

Plan of Operation

We have licensed the right to develop products for solid organ transplantation from embryonic tissue from Yeda and entered an agreement to sponsor research in Prof. Reisner's laboratory at the Weizmann Institute of Science for three years on May, 2006 the research agreement was prolonged for an additional year unitl April 9, 2007 Prof. Reisner's team is continuing the development of applications employing kidney precursor tissue as well as pancreas and liver precursor tissues. Prof. Reisner plans to begin experiments implanting pancreatic precursor tissues harvested from pig embryos into pigs and monkeys. This will allow scientists to monitor the growth of precursor tissues in a large animal, to develop appropriate surgical techniques, to optimize the amount of tissue transplanted and to determine the most suitable use of immunosuppressive drugs. The Company will initially seek approval through pre-clinical development in Israel and/or Europe.

The License

We develop, test and intend to commercialize solid organ transplantation therapies based on an approach employing organ-specific precursor tissues. Our future approach involves harvesting embryonic mammalian tissue at the most appropriate stages after stem cells have committed to becoming organ-specific precursor tissues and transplanting them in target human organ systems. The optimal windows for embryonic tissue transplantation have been defined by Prof. Reisner's lab at the Weizman Institute.

On October 8, 2003, we entered into a Research and License Agreement (the "Research Agreement") with Yeda. The agreement relates to the rights of our company to have the license from Yeda related to research conducted and to be conducted at the Weizmann Institute of Science, under the supervision of Professor Reisner of the Department of Immunology, and relates to an invention comprising methods of organ transplantation utilizing developing nephric and other tissues. The License granted to us shall expire in each country with respect to each product at the later of the following:

•	the expiration of the patents covering such product in the country of sale; or

•	15 years from the date of receipt of FDA New Drug Approval (in the United States), or the equivalent in any other country in which the products are sold.

In addition, Yeda may terminate the Research and License Agreement if we are in breach thereof and Yeda may, at its option, terminate the Research and License Agreement, in whole or in part, or make it non-exclusive if we fail to reach certain commercialization and development goals as set out in the Research and License Agreement. Yeda is entitled to unilaterally amend the license so that it is non-exclusive or terminate the license in the event that we fail to achieve commercialization of at least one product within certain time limits, fail to commence various phases of clinical trials within certain time limits or fail to sell a product after certain milestones. Further, if we contest the validity of the patents, Yeda may terminate the license. In the event that Yeda would like to pursue sponsored research with respect to, or the commercialization of, a given product that would otherwise be subject to the Research and License Agreement that we have not already commenced developing, then Yeda may provide us with notice of its intention. Upon receipt of such notice, we will then have three months to submit a product development program. If we do not submit such program, the license will be terminated with respect to said given product.

As part of the Research and License Agreement, on February 24,2005, the Company agreed to issue to Yeda the following:

•
a warrant, exercisable at an aggregate exercise price of US $900 to purchase up to 2.23% of the issued and outstanding shares of common stock of our company immediately following the exercise of such warrant; and

•	a warrant, exercisable at an aggregate exercise price of US $1,100 to purchase up to 2.67% of the issued and outstanding shares of our company immediately following the exercise of such warrant.

However, the Research and License Agreement provides that the maximum number of shares of common stock that Yeda may exercise into for each warrant is 3,010,699 and 3,612,839, respectively (in each case as such number of shares of common stock shall be appropriately adjusted in the event of stock splits, stock dividends, capital reorganizations, reclassifications, recapitalizations and the like as well as issuances or sales by us of shares for par value only, for consideration less than par value and for no consideration, all in accordance with the terms and conditions of said warrant, which shall be satisfactory to Yeda and us). The share amounts described above are adjusted to reflect the three for one split, but not the other adjustment events described above that have occurred through the date hereof. Each such warrant shall be exercisable for a period beginning on the date of its issuance and ending at the later of the following:

•	one year following the termination of the Research and License Agreement; and

•	October 7, 2013.

We also agreed to pay or have paid to Yeda the following:

•
with regard to the first year of the research period (commencing on April 9, 2003), we paid the amount of US $450,000 of which a non-refundable installment of US $450,000 was paid on December 23, 2003. This amount is in addition to the $450,000 paid to Yeda in connection with researched performed by Yeda during the first year;

•
with regard to the second year of research we paid an amount of US $900,000 of which $225,000 was paid on April 23, 2004; $225,000 was paid on July 8, 2004; $225,000 was paid on October 8, 2004; and $225,000 was paid on January 10, 2005;

•
with regard to the third year of research we paid an amount of US $900,000 of which $225,000 was paid on April 18, 2005; $225,000 was paid on July 11, 2005; $225,000 was paid on October 12, 2005 and $225,000 was paid on January 9, 2006.

•
pursuant to the third addendum of the Research Agreement dated April 11, 2006, with regard to the fourth year of research we committed to pay an amount of US $600,000 of which $150,000 was paid on May 2, 2006; $150,000 was paid on July 19, 2006; and  $150,000 was paid on January 17, 2007. Further, the termination for the research period was extended from April 10, 2006 to April 9, 2007.

•
pursuant to the fourth addendum of the Research Agreement dated April 11, 2007, with regard to the fifth year of research, we committed to pay an amount of US $400,000 of which $100,000 was paid on April 11, 2007, The termination for the research period was extended from April 10, 2007 to April 9, 2008.

We have also agreed that within one year from the date of the Research and License Agreement, we will submit a development program to Yeda for its approval. The company has applied to Yeda for the deferral of the submission of this program to September 2005, and Yeda has given its consent for the deferral. The September 2005 product development plan has been submitted to Yeda. We further undertook to use our best efforts to commercialize the licensed products. We also agreed to pay Yeda a license fee as follows:

•	$50,000 per year commencing from the end of the license period, which has been extended until April 9, 2007;

•	4% of net sales of all products covered by the Research and License Agreement;

•	33% of all sublicense fees for all agreements entered into within one year of the Agreement; and

•	16% of all sublicense fees for all agreements entered into after such one year period.

Industry

There are numerous companies developing drugs or devices to slow down or halt the progression of kidney and liver disease, to treat diabetes and to care for genetic diseases. These companies are developing traditional chemical compounds, new biological drugs, cloned human proteins and other treatments, which are likely to impact the markets which the Company is targeting.

There are a number of companies developing cell therapies. Among them, there are those that are using genetically-engineered, non genetically-engineered cells, fetal cells, adult cells, progenitor cells, mature cells, human cells and non-human cells. The Company is aware of two companies that have been involved in fetal porcine cell transplant. Alexion Pharmaceuticals was developing fetal porcine cell treatments. Alexion's annual report states that is looking for a corporate partner and is no longer investing in their cell therapy program. Diacrin, Inc. was active in developing fetal porcine cell therapies for liver and cardiac applications. Diacrin had begun phase I studies for a number of applications. It showed positive phase I results for a Parkinson's disease therapy but failed to show convincing phase II results. In August 2003, Diacrin merged with GenVec, Inc. and it is not clear which, if any, of the porcine cell therapies will be continued.

There are a number of companies using adult stem cells or adult precursor cells. These companies must first isolate the adult stem cells from surrounding tissue and then grow them in culture in order to arrive at the number of cells required for therapeutic use. Growing adult stem cells generally requires the extensive use of growth factors or genetic engineering techniques. Some of these companies have had moderate success developing cell therapies (e.g. Genzyme's Carticel for knee cartilage repair) although they have not yet been able to engineer a functional organ structure.

Dr. Marc Hammerman at the Washington University in St. Louis has been active in developing kidney disease therapies based on transplanted embryonic kidney-precursor cells and has been granted a patent, titled "Chimeric Kidney", by the US Patent and Trademark Office in connection with this research. A British company, Intercytex Ltd., has licensed this technology and is sponsoring research in Dr. Hammerman's laboratory. This same company has also filed a related PCT application titled "Kidney Formation". In addition, Dr. Hammerman has been active in developing diabetes mellitus therapies based on transplanted embryonic endocrine pancreas-precursor tissues and has filed a US patent application, titled "Chimeric Pancreas", in connection with this research. As it was felt by us that the above-mentioned patent and patent applications might have a negative impact on our potential to develop our products, we have commissioned an expert legal opinion on the matter from a leading office of patent attorneys. This opinion has been delivered to us, and on its basis, we now do not believe that either Dr. Hammerman's patent and patent application or Intercytex' patent application should restrict Tissera's freedom to implement its pancreatic and/or kidney product development.

We believe, based on information currently available to us, that Dr. Hammerman's research will not impact our liver, spleen and other organ applications.

FACILITIES

Our principal executive offices are located at 8 Maskit St., 4th Floor, Herzlia Israel. This office consists of approximately 1,000 square feet. We believe that this facility is generally suitable and adequate to accommodate our current operations and that such facility is adequately insured.

EMPLOYEES

As of March 16, 2007, we only have three officers and no day to day employees. Mr. Amos Eiran serves as Chairman of the Board and CEO, Mr. Alex Werber serves as our Chief Financial officer and Dr. Uri Elmaleh serves as our V.P. of Medical and Regulatory Affairs. We currently use consultants, attorneys and accountants as necessary. If we hire employees a portion of any employee compensation likely would include the right to acquire our stock, which would dilute the ownership interest of holders of existing shares of our common stock.We are not a party to any collective bargaining agreements, no employees are represented by a labor union, and we believe we have good relations with our employees.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Except as disclosed below we are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse affect on business, financial condition or operating results.

On December 21, 2004, Dr. Rabenou, our former CEO and a director, filed claim in the District Labor Court located in Tel Aviv Israel ("Labor Court") against us alleging that we owed Dr. Rabenou a sum of NIS 564,140 (approximately $134,154) pursuant to the terms of her employment agreement. This claim remains pending, and we intend to continue our current defense efforts with respect to such claim. In addition, we filed a counterclaim against Dr. Rabenou in the Labor Court based on damages incurred to pursuant to certain of Dr. Rabenou's actions or omissions, during her tenure as our CEO. The counterclaim seeks damages against Dr. Rabenou in the amount of NIS 9,405,491 (approximately $2,239,930).

These damages are based primarily on certain actions taken by Dr. Rabenou as follows: (i) the issuance of an unauthorized bonus to Dr. Rabenou while she was CEO in the amount of $110,000 upon completion of the private offering in the amount of $5,500,000 in March 2004; (ii) the issuance of 280,000 shares of common stock to Pini Rabenou, the brother of Dr. Rabenou, for which we did not receive any discernable consideration; (iii) the failure to withhold Israeli income taxes with respect to the exercise of options by Dr. Rabenou; and (iv) the issuance of shares to Biogreen Ltd. as more fully described below.

On January 15, 2004, when Dr. Rabenou recommended the issuance of shares to number of specified entities and individuals, including a company known as BioGreen Ltd. ("BioGreen"), to which we issued 397,000 shares (the "BioGreen Shares"). The issuance of the BioGreen Shares gave rise to a company expense of $833,700. After Dr. Rabenou resigned as CEO, we commenced an internal investigation into all corporate actions taken during Dr. Rabenou's tenure, including the BioGreen matter. Our management attempted, unsuccessfully, to identify the specific services that served as the basis for BioGreen's compensation, and Dr. Rabenou refused to cooperate with our investigation. Notwithstanding, in response to our counterclaim, Dr. Rabenou filed a reply brief within which she denied our claims and asserted that she assigned her right to the BioGreen Shares to an unnamed offshore company incorporated in the Bahamas (that we believe is BioGreen), and asserting a number of new defenses and mitigating factors, which were not disclosed either during or immediately subsequent to the January 15, 2004 Board of Directors Meeting. We initially described the above litigation proceedings, within its Form 10-QSB filed for the quarter ended April 30, 2005. Subsequent to the filing of such Form 10-QSB, Dr. Rabenou's legal counsel: (a) communicated to us that it believed that the statements in such 10-QSB constituted libel; (b) threatened legal action against our company if such statements were not withdrawn; and (c) claimed damages of approximately $23,000 related to such alleged libel. Our company, based on the opinion of its legal advisors, does not intend to retract any of its public statements regarding the above matters.

MANAGEMENT

Executive Officers and Directors

Below are the names and certain information regarding our executive officers and directors.

Name	Age	Position
Amos Eiran	70	Chief Executive Officer and Chairman
Alex Weber	51	Chief Financial Officer and Chief Accounting Officer
Robert G. Pico	61	Director
Uri Elmaleh	59	VP Research
Meir Segev	53	Director
Peretz Shmuel	65	Director

Officers are elected annually by the Board of Directors, at the Company’s annual meeting, to hold such office until an officer's successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

Amos Eiran was appointed on September 7, 2004 as the Chairman of the Board and as the Acting Chief Executive Officer of the Company. On March 13, 2006 Amos Eiran was appointed as Chief Executive Officer. Mr. Eiran serves as Chairman of Atudot, a major Israeli pension fund, and Chairman of the Investments Committee of Clal Insurance Group, an Israeli insurance company. He also serves as a director of Deleck Oil Exploration. Mr. Eiran has been a director for Medis Technologies Ltd. (Nadaq: MDTL) since 1992 and is also a director of two of its subsidiaries, Medis Inc. and Medis El. Through the summer of 2002, Mr. Eiran served as the Chairman of the Industrial Cooperation Authority, the agency in charge of the buy-back and offset programs of the State of Israel, for seven years. Mr. Eiran was Director General of the Prime Minister's office during Yitzhak Rabin's first term as Prime Minister. Prior to and after his term with the Prime Minister's office, he was Director General and Chairman of Mivtahim, the largest pension fund in Israel. From 1993 to 1995, Mr. Eiran served as a director for XTL Biopharmaceuticals Ltd., a company presently traded on the London Stock Exchange. Mr. Eiran received a bachelor's degree in Liberal Arts from American University in Washington D.C. in 1968, a master's degree in History from Tel Aviv University in 1974, a diploma in business administration from Harvard University in 1963 and a diploma in investments from the Wharton Business School in 2002.

Alex Werber serves as our Chief Financial Officer. From August 2002 to the present, Mr. Werber has worked as a financial services consultant where he has provided a wide range of outsourced financial services. In addition, since September 2000 Mr. Werber has served as the Audit Committee Chairman of the Board of Directors of Crow Technologies Ltd., a manufacturer of security products. From October 2001 to August 2002, Mr. Werber was the Chief Financial Officer of CTMotion Ltd. a developer and deplorer of mobile internet and location-based services. In addtion, Mr. Werber served as a business developer for Nokrom Technologies, which specializes in retain financial services, insurance and telecommunications sectors. From November 1996 to March 2000, Mr. Werber served as the Vice President of Finance for Vcon Telecommunications, a developer and manufacturer of video conferencing systems. Mr. Werber is a Certified Public Accountant and received his Bachelor of Arts in Economics and Accountancy from Tel Aviv University and did his post graduate study in Accounting at Tel Aviv University.

Uri Elmaleh holds an M.D. degree from the Hebrew University and Hadassah medical school in Jerusalem. He is a certified board specialist, who underwent training in both Internal Medicine and Obstetrics & Gynecology at Hadassah University Hospital. Prior to joining the company, he served as VP for Business Development in Rad Biomed Ltd, where he was actively involved in the establishment and scientific and business mentoring of several Life Sciences start-up companies.

Robert Pico, since joining TranSwith Corporation in 1989, has held several top management positions at TranSwitch, a publicly traded Nasdaq corporation, including director of business operations, vice president of sales and vice president of business development. Mr. Pico is currently the vice president of business development at TranSwitch Corporation. Mr. Pico sits on the board of IC4IC, TeraOP, SOSI and is an advisor for Accordion Networks and Optix Networks. In 1966, Mr. Pico received a BSEE from the University of Hartford, in 1972 he received an MS in Physics from Trinity College and in 1981 he completed the coursework for an MBA from the University of Hartford.

Meir Segev is a director of our company. Meir Segev was appointed as a director of Pluristem Inc. on March 18, 2003 and also serves as the Chief Executive Officer of ISC Holdings Ltd. Mr. Segev graduated from University of Haifa and received his Bachelor of Arts degree in political science in 1997. From 1997 to 2002, Mr. Segev served as the Headquarters Division Head of Shabak, the Israel Security Agency. He was primarily responsible for the management and strategic planning of resources and budget for the entire Headquarters Division of Shabak.

Shmuel Peretz was appointed on November 29, 2004 as a director and as a Chairman of the Audit Committee of the Board. Mr. Pertez has held several top management positions Israel Aircraft Industry (IAI) among them the CEO of IAI and President of IAI Europe. Mr. Petetz served as director on several companies including Elta, Magal, Elcint and others. Mr. Peretz in 1982, received a MBA degree from the New York Institution of Technology, in 1963 he received a BA in Economics from the Hebrew University, Jerusalem.

Code of Ethics

We adopted a Code of Ethics for its officers, directors and employees.

Election of Directors and Officers

Holders of our Common Stock are entitled to one (1) vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors.

The Board of Directors will be elected at the annual meeting of the shareholders or at a special meeting called for that purpose. Each director shall hold office until the next annual meeting of shareholders and until the director’s successor is elected and qualified. If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, then the shareholders may fill the vacancy at the next annual meeting or at a special meeting called for the purpose, or the Board of Directors may fill such vacancy.

Executive Compensation

The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the years ended July 31, 2006 and 2005.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Amos Eiran	2006	180,000	-	-	-	-	-	-	180,000
Chief Executive Officer	2005	162,000	-	-	-	-	-	-	162,000

Vicki Rabenou	2006	-	-	-	-	-	-	-	-
(1)	2005 (6)	125,000	-	-	-	-	-	-	125,000

(1) Former executive officer and director.

OUTSTANDING EQUITY AWARDS

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Amos Eiran	1,250,000	250,000#	_	0.3	4.11.16	-	-	-	-
Vicki Rabenou (1)	-	-	-	-	-	-	-	-	-

(1) Former executive officer and director.

DIRECTOR COMPENSATION

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the year end July 31, 2006.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)

Amos Eiran	-	-	-	-	-	-	-
Robert G. Pico	9,400	-	-	-	-	-	-
Meir Segev	9,900	-	-	-	-	-	-
Peretz Shmuel	9,900	-	-	-	-	-	-

Mr. Pico and Mr. Segev received warrants to purchase 270,540 shares of common stock each at an exercise price of $ 0.30.

Mr. Smuel Peretez received warrants to purchase 270,540 shares of common stock at an exercise price of $ 0.31.

Directors who are not employees of our company are paid $500 for participation in Board meeting and $250 for telephonic attendance as well as annual fee of $8,400. As of February 1, 2007, the directors compensation was increased in $600 for participation in Board meeting and $300 for telephonic attendance.

Employment Agreements

NONE

EQUITY COMPENSATION PLAN INFORMATION

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended July 31, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	-0-	-0-	-0-

Options Grants in Last Fiscal Year

There were no option grants during the last fiscal year.

Aggregate Option Exercises In Last Fiscal Year and Fiscal Year End Option Values

There were no option exercises during the last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No director, executive officer or nominee for election as a director of our company, and no owner of five percent or more of our outstanding shares or any member of their immediate family has entered into or proposed any transaction in which the amount involved exceeds $60,000 except as set forth below.

Mr. Meir Segev and Mr. Robert G. Pico, our directors, each received 270,540 warrants which vest at the rate of 22,545 shares of common stock every three months during the terms of the warrants. The warrants are exercisable at $0.30 per share.

Mr. Alex Werber, our CFO, was granted 100,000 stock options that are exercisable at $0.30 per share on a cashless basis. The Stock Options vest and become exercisable in 36 equal monthly installments of 2,778. The Stock Options expire (5) years after the date they granted and become exercisable, but in any case not later than six (6) months after termination of the reporting person's employment. We have an agreement with Mr. Werber which provides that we must pay Mr. Werber a monthly salary equivalent to 30,000 NIS ($6,666) pursuant to Mr. Werber's full time employment with the Company.

We have entered into an employment agreement with Dr. Uri Elmaleh, our Vice President of Medical and Regulatory Affairs. The agreement provides that we must pay him 35,000 shekels per months as well as provide him with a car and phone allowance. We also granted Dr. Elmaleh a warrant to purchase 280,000 shares of common stock at $.30 per share. On May 25, 2004 the Company granted Dr. Elmaleh 10,090 shares in consideration for services rendered.

In March 2004, the Board of Directors authorized the issuance of 280,000 shares of common stock to Mr. Pinny Rabenou. Mr. Rabenou is the brother of Dr. Rabenou. In addition, the Board also authorized the issuance of common stock purchase warrants to purchase 280,000, which the granting of such warrants were contingent upon the entering into a definitive employment agreement with Mr. Rabenou. The issuance was approved by the Board of Directors. However, following the Company's later investigation, the Company discovered that no consulting agreement was ever signed between the Company and Mr. Rabenou, and the Company received what it believes to be only token services from Mr. Rabenou, which, the Company believes, did not justify the largess of such grant. As no definitive employment agreement was entered into, the Board of Directors cancelled the warrants issued to Mr. Rabenou.

In consideration for Dr. Rabenou's efforts in obtaining financing for the Company in the amount of $5,500,000 in March 2004, the Board of Directors granted a bonus in the amount of $110,000 to Dr. Rabenou. On November 4, 2004, the Board of Directors decided to cancel a former bonus granted to Dr. Rabenou in March 2004, in the amount of $110,000 and demand the bonus to be repaid, based on the Board of Directors' analysis that the grant of such bonus was not approved by a majority of the Company's shareholders. The Company has submitted a letter to the former CEO demanding that the bonus be repaid and filed a counterclaim against Dr. Rabenou seeking full restitution. Dr. Rabenou filed a reply brief within which she denied our claims.

At a special meeting of the Board of Directors of the Company, a majority of the directors of the Company elected to terminate Dr. Rabenou as the Chief Executive Officer of the Company. In addition, Dr. Rabenou has resigned as a director of the Company pursuant to a resignation letter from Dr. Rabenou to the Board of Directors of the Company dated September 20, 2004 (the "Resignation Letter"). In addition, Dr. Rabenou has resigned as a director and Chief Executive Officer of Tissera, Ltd., a wholly-owned subsidiary of the Company, pursuant to the Resignation Letter. Dr. Rabenou's resignation in said capacities was effective on September 20, 2004.

On November 4, 2004, the Company ratified the issuance of warrants to purchase 200,000 shares of common stock at an exercise price of $1.00 to each Prof Abraham Shaked, M.D., Ph.D., Sir Roy York Calne, M.D., F.R.C.P., F.R.C.S and Prof. Shutherland.

The Company granted Mr. Eiran warrants to purchase 1,500,000 shares of common stock at an exercise price of $0.3. Executive's rights to exercise the warrants shall vest in 24 equal monthly installments during a period of two years commencing September 7, 2004. Any vested portion of the warrants, if not previously exercised shall terminate upon the earlier of three months after termination of the agreement or 10 years from the date of vesting.

Mr. Smuel Peretez received warrants to purchase 270,540 shares of common stock at an exercise price of $ 0.31.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the stock of the Company as of April 27, 2007, by each shareholder who is known by the Company to beneficially own more than 5% of the outstanding common stock, by each director, and by all executive officers and directors as a group.

Title of Class	Name and Address of Beneficial Owner	Amount of Shares(2)		Percent of Class(2)

Common Stock	Robert G. Pico**	225,450	(3)	*	%
	3 Field Drive
	Woodbridge, CT 06525

Common Stock	Alex Werber**	88,888	(4)	*	%

Common Stock	Amos Eiran**	1,500,000	(1)	4.86%

Common Stock	Meir Segev**	247,995	(3)	*	%

Common Stock	Peretz Shmuel**	169,736		*	%

Common Stock	Uri Elmaleh **	251,342		*	%

Common Stock	All officers and directors as a Group	2,483,412	5.60%

* Less than 1% of the outstanding common stock.

** Executive officer and/or director. Addresses are c/o Tissera, Inc., Herzlia Business Park, 8 Maskit Street, 4th Floor 46733 Israel.

(1) The Company granted Mr. Eiran warrants to purchase 1,500,000 shares of common stock at an exercise price of $0.30. Executive's rights to exercise the warrants shall vest in 24 equal monthly installments during a period of two years commencing September 7, 2004, of which 1,500,000 are currently vested.

(2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days as of October 23, 2006. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on October 23, 2006 any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of March 12, 2007, we had 44,314,332 shares of common stock outstanding.

(3) Received a warrant to purchase 270,540 shares of common stock, of which 225,450 are vested for Mr. Pico and 247,995 are vested for Meir Segev.

(4) We granted a warrant to purchase 100,000 shares of common stock to Mr. Werber. Currently, 88,888 shares of common stock have vested in connection with the warrant..

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our total authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.0001 per share and 20,000,000 shares of preferred stock, par value $0.001 per share. As of April 27, 2007, 44,314,332 shares of Common Stock were issued and outstanding.

The following description of our capital stock does not purport to be complete and is subject to and qualified by our Certificate of Incorporation and By-laws, and by the provisions of applicable California law.

Common Stock

Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by the general corporate law of the State of Washington, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Pink Sheets or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name of Selling Stockholder	Total Shares Held Including Shares Issuable Upon exercise(3)	Total Percentage of Outstanding Shares Assuming Full exercise (3)	Shares of Common Stock Included in Prospectus (3)	Beneficial Ownership Before Offering (1)(2)	Percentage of Common Stock Before Offering (1)(2)(3)	Beneficial Ownership After the Offering(3)(4)	Percentage of Common Stock Owned After Offering(3)(4)

Alpha Capital Anstalt (5)	6,000,000	12.68%	3,000,000	3,000,000	6.77%	2,327,424	4.99%
Ellis International L.P. (6)	2,000,000	4.41%	1,000,000	2,000,000	4.51%	1,000,000	2.21%
Whalehaven Capital Fund (7)	5,000,000	10.68%	2,500,000	2,500,000	5.64%	2,327,424	4.99%
Bristol Investment Fund, Ltd. (8)	6,000,000	12.68%	3,000,000	3,000,000	6.77%	2,327,424	4.99%
Platinum Partners Value Arbitrage Fund, L.P. (9)	8,500,000	17.50%	4,250,000	4,250,000	9.59%	2,327,424	4.99%
J&N Invest LLC (10)	1,500,000	3.33%	750,000	1,500,000	3.38%	750,000	1.66%
Double U Master Fund LP (11)	4,000,000	8.64%	2,000,000	2,327,424	4.99%	2,000,000	4.32%
			16,500,000

(1) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time.

(2) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on a total outstanding number of 44,314,332 as of February 28, 2007.

(3) The selling stockholders that participated in the financing have contractually agreed to restrict their ability to exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(4) Assumes that all securities registered will be sold.

(5) Alpha Capital Aktiengesellschaft is a private investment fund that is owned by all its investors and managed by Mr. Konrad Ackerman. Mr. Konrad Ackerman may be deemed the control person of the shares owned by such entity, with final voting power and investment control over such shares.

(6) Mr. Jay Spinner, may be deemed the control person of the securities registered on behalf of Ellis International, L.P.

(7) Mr. Michael Finkelstein has voting and dispositive control over securities held by Whalehaven Capital Fund Limited.

(8) Bristol Capital Advisors, LLC ("BCA") is the investment advisor to Bristol Investment Fund, Ltd. ("Bristol"). Paul Kessler is manager of BCA and as such has voting and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities.

(9) Platinum Partners Value Arbitrage Fund L.P. is a privately held investment fund whose controlling person is Mark Nordlicht.

(10) Jeffrey Rubin has sole voting and dispositive power over the shares held by J&N Invest LLC

(11) Susan Parker may be deemed the control person of the shares owned by Double U Master Fund LP, with final voting power and investment control over such shares.

On December 28, 2006, accredited investors purchased an aggregate of 16,500,000 shares of common stock at $0.10 per share for an aggregate purchase price of $1,650,000 from our company. For each two shares of common stock purchased, each investor will receive a Series E Common Stock Purchase Warrant to purchase one share of common stock of the Company (the “Series E Warrants”) and a Series F Common Stock Purchase Warrant to purchase one share of common stock of our company (the “Series F Warrants”). The Series E Warrants shall be exercisable for a period commencing six months from the issue date through five years from the issue date at an exercise price of $0.165 per share. The Series F Warrants shall be exercisable for a period commencing six months from the issue date through five years from the issue date at an exercise price of $0.1815 per share. The Series E Warrants and the Series F Warrants are exercisable on a cashless basis. The funds raised will be utilized by the Company for research and development and working capital.

We agreed to file a registration statement registering the Shares within 180 days after the closing date and have such registration statement declared effective within 270 days from the closing date. In the event that the Company fails to have the registration statement filed or declared effective by the required dates, it must pay liquidated damages equal to 2% of the principal amount on a monthly basis until the registration statement is filed or declared effective as the case may be. However, in the event that the registration statement is delayed solely resulting from an issue raised under Rule 415 as promulgated under the Securities Act of 1933, then the liquated damages shall be 1% of the principal amount on a monthly basis, which may be paid, at the election of the Company, in cash or shares of common stock valued at $0.05 per share.

In connection with the above closing, the Company paid $165,000 to Burstein & Lindsay Security Corp. (the “Finder”) for its services as a finder in connection with this transaction and agreed to pay the Finder 10% of all cash proceeds, if any, generated as a result of the exercise of the Series E Warrants and the Series F Warrants. In addition, the Finder also received a common stock purchase warrant to purchase 3,300,000 shares of common stock at an exercise price of $0.10 per share exercisable for a period commencing six months from the issue date through five years from the issue date.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, has audited our consolidated financial statements at July 31, 2005 and 2006 and for the years then ended, as set forth in their report thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1c to the consolidated financial statements) appearing elsewhere herein. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Kost Forer Gabbay & Kasierer's report, given on their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

TISSERA INC.
(A development stage company)
CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

	January 31,	July 31,
	2007	2006
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,482	$111
Short-term deposit	194	844
Accounts receivable and prepaid expenses	140	174

Total current assets	1,816	1,129

RESTRICTED CASH	5	5

SEVERANCE PAY FUND	39	33

PROPERTY AND EQUIPMENT, NET	9	13

Total assets	$1,869	$1,180

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$12	$4
Other accounts payable and accrued expenses	628	626

Total current liabilities	640	630

ACCRUED SEVERANCE PAY	54	44

Total liabilities	694	674

STOCKHOLDERS' EQUITY:
Stock capital (Note 5) -
Common stock of $ 0.0001 par value each - Authorized: 100,000,000 shares at January 31, 2007 and July 31, 2006; Issued and outstanding: 44,314,332 and 27,814,332 shares at January 31, 2007 and July 31, 2006, respectively	3	3
Preferred stock of $ 0.0001 par value each - Authorized: 20,000,000 shares at January 31, 2007 and July 31, 2006; Issued and outstanding: 0 shares at January 31, 2007 and July 31, 2006	-	-
Additional paid-in capital	30,634	28,839
Deferred stock based compensation	-	(4)
Deficit accumulated during the development stage	(29,462)	(28,332)

Total stockholders' equity	1,175	506

Total liabilities and stockholders' equity	$1,869	$1,180

The accompanying notes are an integral part of the consolidated financial statements.

TISSERA INC.
(A development stage company)
CONSOLIDATED  STATEMENTS OF OPERATIONS

U.S. dollars in thousands (except share and per share data)

	Six months ended January 31		Three months ended January 31,		Year ended July 31,	From May 31, 2000 (date of inception) through January 31,
	2007	2006	2007	2006	2006	2007
	Unaudited					Unaudited
Operating expenses:
Research and development (including expenses (income) related to options granted to employees and warrants granted to Yeda and to service providers in the amount of $ 239, $ 0, $ 192, $ 0 and $ (20) for the six months ended January 31, 2007 and 2006, three months ended January 31, 2007 and 2006 and for the year ended July 31, 2006, respectively)	$653	$589	$399	$293	$1,031	$15,717
General and administrative (including expenses related to warrants, options and shares granted to service providers, employees and directors and compensation to investors in the amount of $ 136, $ (5), $ 27 $ (2), $ 27 for the six months ended January 31, 2007 and 2006, for the three months ended January 31, 2007 and 2006 and for the year ended July 31, 2006, respectively)	477	300	203	135	729	13,730

	1,130	889	602	428	1,760	29,447
Financial income, net	5	45	7	26	55	130

Loss from continuing operations before income taxes	1,125	844	595	402	1,705	29,317
Income taxes	5	7	2	4	10	53

Loss from continuing operations	1,130	851	597	406	1,715	29,370
Loss from discontinued operations	-	-	-	-	-	92

Net loss	$1,130	$851	$597	$406	$1,715	$29,462

Basic and diluted net loss per share	$0.037	$0.03	$0.018	$0.015	$0.06

Weighted average number of shares used in computing basic and diluted net loss per share	30,863,245	27,582,114	33,912,158	27,814,332	27,662,795

The accompanying notes are an integral part of the consolidated financial statements.

TISSERA INC.
(A development stage company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

U.S. dollars in thousands (except share and per share data)

	Stock capital		Additional paid-in	Deferred stock based	Deficit accumulated during the development	Total stockholders' equity
	Number	Amount	capital	compensation	stage	(deficiency)
Balance as of May 31, 2000	-	$-	$-	$-	$-	$-
Stock issued for cash on May 31, 2000	15,036,000	2	8	-	-	10
Net loss	-	-	-	-	(5)	(5)

Balance as of July 31, 2000	15,036,000	2	8	-	(5)	5
Stock issued for cash on July 17, 2001	3,000,000	*) -	40	-	-	40
Contribution of capital	-	-	15	-	-	15
Net loss	-	-	-	-	(30)	(30)

Balance as of July 31, 2001	18,036,000	2	63	-	(35)	30
Contribution of capital	-	-	15	-	-	15
Net loss	-	-	-	-	(39)	(39)

Balance as of July 31, 2002	18,036,000	2	78	-	(74)	6
Contribution of capital	-	-	15	-	-	15
Net loss	-	-	-	-	(31)	(31)

Balance as of July 31, 2003	18,036,000	2	93	-	(105)	(10)
Stock issued for cash related to PPM1, net of $ 176 of cash issuance expenses	1,767,200	*) -	2,033	-	-	2,033
Stock issued for cash related to PPM2, net of $ 517 of cash issuance expenses	3,142,858	1	4,983	-	-	4,984
Stock based compensation related to warrants granted to service providers	-	-	11,429	-	-	11,429
Stock based compensation related to options granted to employees and directors	-	-	1,130	-	-	1,130
Compensation related to stock granted to service providers and to employees	3,067,090	*) -	7,366	-	-	7,366
Deferred stock based compensation	-	-	163	(163)	-	-
Exercise of options	1,543,766	*) -	-	-	-	*) -
Net loss	-	-	-	-	(22,529)	(22,529)

Balance as of July 31, 2004	27,556,914	3	27,197	(163)	(22,634)	4,403
Stock based compensation related to warrants granted to investors	-	-	1,980	-	-	1,980
Warrants granted to Yeda and to service providers	-	-	(362)	-	-	(362)
Amortization of stock based compensation related to options granted to employees and directors	-	-	-	176	-	176
Deferred stock based compensation	-	-	44	(44)	-	-
Exercise of options	25,200	*) -	-	-	-	-
Net loss	-	-	-	-	(3,983)	(3,983)

Balance as of July 31, 2005	27,582,114	3	28,859	(31)	(26,617)	2,214
Exercise of options	232,218	*) -	*) -	-	-	*) -
Warrants granted to service providers	-	-	(20)	-	-	(20)
Amortization of stock based compensation related to options granted to employees and directors	-	-	-	27	-	27
Net loss	-	-	-	-	(1,715)	(1,715)

Balance as of July 31, 2006	27,814,332	3	28,839	(4)	(28,332)	506
Deferred stock-based compensation	-	-	(4)	4	-	-
Issuance of shares and warrants, net	16,500,000	*) -	1,424	-	-	1,424
Amortization of stock based compensation related to options granted to employees and directors	-	-	232	-	-	232
Warrants granted to Yeda	-	-	143	-	-	143
Net loss	-	-	-	-	(1,130)	(1,130)

Balance as of January 31, 2007 (unaudited)	44,314,332	$3	$30,634	$-	$(29,462)	$1,175

*)   Represents an amount lower than $ 1.

The accompanying notes are an integral part of the consolidated financial statements.

TISSERA INC.
(A development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Six months ended January 31,		Year ended July 31,	From May 31, 2000 (inception date) through January 31,
	2007	2006	2006	2007
	Unaudited			Unaudited
Cash flows from operating activities:
Net loss	$(1,130)	$(851)	$(1,715)	$(29,462)
Adjustments required to reconcile net loss to total net cash used in operating activities:
Depreciation	4	4	8	29
Expenses (income) related to warrants granted to Yeda and to service providers	239	(18)	(20)	11,286
Expenses related to options granted to employees and directors	136	13	27	1,469
Expenses related to shares granted to service providers and compensation to investors	-	-	-	9,346
Interest accrued on short-term deposit	(26)	-	(17)	(43)
Decrease (increase) in accounts receivable and prepaid expenses	34	43	91	(140)
Increase (decrease) in trade payables	8	1	(1)	12
Increase (decrease) in other accounts payable and accrued expenses	2	(72)	(34)	628
Increase in accrued severance pay, net	4	-	1	15

Net cash used in continuing operating activities	(729)	(880)	(1,660)	(6,860)
Net cash provided by discontinued operating activities	-	-	-	75

Total net cash used in operating activities	(729)	(880)	(1,660)	(6,785)

Cash flows from investing activities :
Short-term deposit	676	-	(827)	(151)
Sale of property and equipment	-	-	-	9
Purchase of property and equipment	-	-	-	(47)
Restricted cash	-	(5)	(5)	(5)

Net cash provided by (used in) continuing investing activities	676	(5)	(832)	(194)
Net cash used in discontinued investing activities	-	-	-	(15)

Total net cash provided by (used in) investing activities	676	(5)	(832)	(209)

Cash flows from financing activities :
Issuance of shares and warrants, net	1,424	-	*) -	8,441

Net cash provided by continuing financing activities	-	-	*) -	8,441
Net cash provided by discontinued financing activities	-	-	-	35

Total net cash provided by financing activities	1,424	-	*) -	8,476

Increase (decrease) in cash and cash equivalents	1,371	(885)	(2,492)	1,482
Cash and cash equivalents at beginning of period	111	2,603	2,603	-

Cash and cash equivalents at end of period	$1,482	$1,718	$111	$1,482

*)   Represents an amount lower than $ 1.

The accompanying notes are an integral part of the consolidated financial statements.

TISSERA INC.
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:-	GENERAL

a.
Tissera Inc. ("the Company") was incorporated under the laws of the State of Washington on May 31, 2000. The Company is in the development stage. The Company is engaged in developing and testing organ transplantation therapies based on an approach employing organ-specific precursor tissues.

b.
The accompanying unaudited interim consolidated financial statements have been prepared as of January 31, 2007 and for the six months then ended, in accordance with accounting principles generally accepted in the United States relating to the preparation of financial statements for interim periods. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended January 31, 2007 are not necessarily indicative of the results that may be expected for the year ending July 31, 2007.

On October 8, 2003, the Company entered into a research and license agreement with Yeda Research and Development Company Limited ("Yeda"), according to which Yeda provided the Company with a worldwide exclusive license to develop, manufacture and sell Yeda's tissue transplant technologies. Yeda is entitled to cancel the agreement under certain conditions determined in the agreement (see Note 2). The Company currently bases its entire operations on the license provided from Yeda. Should Yeda terminate the agreement with the Company, the Company will not be able to continue its current research operations.

c.	Going concern considerations:

The Company's accumulated deficit as of January 31, 2007 and July 31, 2006 amounted to $ 29,462 and $ 28,332, respectively. The Company's net loss as of January 31, 2007 and July 31, 2006, amounted to $ 1,130 and $ 1,715, respectively. In April 2007, the Company will finalize its current research and development agreement with Yeda in April 2007 (see Note 2) so as to reduce its current R&D expenses. The Company's ability to continue to operate as a going concern is dependent on its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing and to ultimately attain profitability. The Company is in the development stage and, as such, has no revenues (and is not intended to generate revenues in the near future), has incurred recurring operating losses, and an accumulated deficit and has a negative cash flow from operating activities (amounting to $ 729, $ 880, $ 1,660 for the six months ended January 31, 2007, 2006, and the year ended July 31, 2006, respectively). The process of developing commercial products will require significant additional expenditures for research and development, maintaining the key technology license, pre-clinical testing and clinical trials, as well as obtaining regulatory approval. These activities, together with general and administrative expenses, are expected to result in substantial operating losses in the foreseeable future.

In the event the Company is unable to successfully raise capital and generate revenues, it is unlikely that the Company will have sufficient cash flows and liquidity to finance its business operations as currently contemplated. Accordingly, the Company will likely reduce general and administrative expenses and cease or delay development projects until it is able to obtain sufficient financing. There can be no assurance that additional funds will be available on terms acceptable to the Company, or at all.

TISSERA INC.
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:-	GENERAL (Cont.)

These conditions raise substantial doubt about the Company's ability to continue to operate as a going concern. The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainly.

d.	Risk factors:

The Company depends on Yeda to conduct its research and development activities. As discussed in Note 2, the research services are to be provided until April 2007. Thereafter, the Company will have to negotiate for new research services to be received whether from Yeda or from other service providers. If Yeda fails to provide the research services or is unwilling to continue to provide research services after April 2007 at terms that are acceptable to the Company, the Company may be required to seek alternative sources of research services. A change in service provider could result in delays in the research activities, increase in expenses and could adversely affect the Company's results of operations and cash flows. In addition, as discussed in Note 2, Yeda may terminate the research and license agreement under certain conditions.

NOTE 2:-	RESEARCH AND LICENSE AGREEMENT

On October 8, 2003, the Company entered into a research and license agreement ("the agreement") with Yeda. The Company conducts the research for a period of three years, at the Weizmann Institute of Science (the commercialization company of Yeda). On April 11, 2006, the Company has signed an agreement with Yeda, extending the research period by one additional year, until April 2007. The research relates to an invention comprising methods of organ transplantation employing nephric tissues. The license that was granted to the Company shall expire at the later of (i) the expiration of the patents in the country of sale, or (ii) 15 years from the date of receipt of FDA new drug approval (in the United States), or the equivalent in any other country in which the products are sold. In addition, Yeda may terminate the agreement if the Company will fail to achieve certain commercialization and development achievements, as defined in the agreement. Currently, the Company complies with all of the terms of the agreement.

The Company committed to grant Yeda, within 120 days of the date on which the agreement is signed, (i) a warrant, exercisable at an aggregate exercise price of $ 0.9 to purchase up to 2.23% of the issued and outstanding Common stock of the Company immediately following the exercise of such warrant, and (ii) a warrant, exercisable at an aggregate exercise price of $ 1.1 to purchase up to 2.67% of the issued and outstanding shares of the Company immediately following the exercise of such warrant, provided that the maximum number of shares of Common stock that Yeda may exercise under the warrants shall be 3,010,699 and 3,612,839, respectively (the number of shares of Common stock shall be appropriately adjusted in the event of stock splits, stock dividends, capital reorganizations, reclassifications, recapitalizations and the like as well as issuances or sales by the Company of shares for par value only, for a consideration of less than par value and for no consideration, all in accordance with the terms and conditions of said warrant). Each such warrant shall be exercisable for a period beginning one year after the date on which the agreement is signed, and ending at the later of (a) one year following the termination of the agreement and (b) October 7, 2013. As of the balance sheet date, 2,283,283 of the Company's shares of Common stock are underlying the warrants. The warrants shall be exercisable on a cashless basis.

TISSERA INC.
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-	RESEARCH AND LICENSE AGREEMENT (Cont.)

Since the license is used for research and development activities and no alternative use exists for the license, the cost of the license was recorded as research and development (income) expenses in the amount of $ 301 and $ 450 for the six month ended January 31, 2007 and 2006, respectively. The fair value of the warrants was determined based on the number of shares underlying the warrants as of the balance sheet date. The number of shares underlying the warrants as of the balance sheet date was determined based on the actual issued and outstanding shares of the Company and any options to acquire Company's shares for a nominal consideration, totaling 2,526,700 shares of Common stock. Each such warrant shall be immediately exercisable at fair value till the later of (a) one year following the termination of the agreement and (b) October 7, 2013.

Prior to the actual issuance of the warrants, the value of the warrants for recording the research and development expenses was re-measured at each reporting period based on the number of shares underlying the warrants as of each reporting period with the entire change in the fair value of the underlying shares reported in research and development expenses.

After the issuance of the warrants, since the warrants entitle the investors to a final percentage of the Company's shares (up to a certain maximum number of shares), with each change in the number of the Company's issued and outstanding shares or the number of options with a nominal exercise price, the fair value of the additional shares underlying the warrants will be recorded as research and development expenses. Once the number of shares underlying the warrants will reach the maximum number of shares that can be issued under the warrants, the warrants will cease to be further re-measured.

According to the agreement and addendums, the Company paid Yeda with regard to the first second and third years of the research period commencing April 9, 2003, an annual amount of $ 900.

In April 2006, the Company signed a third addendum to the agreement with Yeda and committed to pay Yeda an amount of $ 600 to be paid in four equal installments payable in advance in respect of the fourth year of the research period ending April 9, 2007.

According to the agreement, if within the fourth research year, the Company raises at least $ 1,000 due to an investment or merger as defined in the agreement, or granted an amount of $ 300 designated to finance the research and development then the budget shall increase to $ 900.

The Company undertook to make its best efforts to commercialize the licensed products. The Company also agreed to pay Yeda a license fee of (i) $ 50 per year, to be paid commencing the first year after the completion of the research and development period; (ii) 4% of net sales of all products using the licensed technology; (iii) 33% of all sublicense fees for all agreements entered into within one year following the agreement date, and (iv) 16% of all sublicense fees for all agreements entered into after such one-year period.

TISSERA INC.
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:-	SIGNIFICANT ACCOUNTING POLICIES

a.
The significant accounting policies followed in the preparation of these financial statements are identical to those applied in the preparation of the latest annual financial statements except as detailed in c below.

b.	Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

c.
On August 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)") which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees and directors. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 ("SAB 107") relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company's consolidated income statement. Prior to the adoption of SFAS 123(R), the Company accounted for equity-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard starting from August 1, 2006, the first day of the Company's fiscal year 2007. Under that transition method, compensation cost recognized in the six months period ended January 31, 2007, includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of August 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to August 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated.

The Company recognizes compensation expenses for the value of its awards, which have graded vesting based on the accelerated attribution method over the requisite service period of each of the awards.

TISSERA INC.
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

As a result of adopting SFAS 123(R) on August 1, 2006, the Company's loss before income taxes and net loss for the six months ended January 31, 2007, is $ 373 higher than if it had continued to account for stock-based compensation under APB 25. Basic and diluted net loss per share for the six months ended January 31, 2007, are $ 0.012 higher, than if the Company had continued to account for share-based compensation under APB 25.

Prior to August 1, 2006, the Company applied the intrinsic value method of accounting for stock options as prescribed by APB 25, whereby compensation expense is equal to the excess, if any, of the quoted market price of the stock over the exercise price at the grant date of the award.

Share and options to employees and directors

The Company estimates the fair value of stock options granted using the Black-Scholes-Merton option-pricing model. The option-pricing model requires a number of assumptions, of which the most significant are, expected stock price volatility, and the expected option term. Expected volatility was calculated based upon actual historical stock price movements over the most recent periods ending on the grant date, equal to the expected option term. The expected option term represents the period that the Company's stock options are expected to be outstanding and was determined based on historical experience of similar options, giving consideration to the contractual terms of the stock options. The Company has historically not paid dividends and has no foreseeable plans to issue dividends. The risk-free interest rate is based on the yield from U.S. Treasury zero-coupon bonds with an equivalent term.

The fair value of the Company's stock options granted to employees and directors was estimated using the following weighted average assumptions:

Risk free interest	3.84%
Dividend yields	0%
Volatility	217%
Expected term (in years)	5
Forfeiture rate	0%

The fair value of the options in the pro forma table below was also calculated according to the above assumptions.

During the six months ended January 31, 2007, 2006, and during the year ended July 31, 2006 , no options were granted.

TISSERA INC.
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)
A summary of option activity under the Company's Stock Option as of January 31, 2007 and changes during the six months ended January 31, 2007 are as follows:

	Number of options	Weighted-average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value *)
	Unaudited
Outstanding at July 31, 2006	2,646,206	$0.301
Granted	-
Exercised	-
Forfeited	-

Outstanding at January 31, 2007	2,646,206	$0.301	2.42	-

Exercisable at January 31, 2007	2,600,131	$0.301	2.42	-

Vested and expected to vest	2,646,206	$0.301	2.42	-

*)   As of reporting date, all of the options are out of the money.

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company's closing stock price on the last trading day of the six months ended January 31, 2007 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on January 31, 2007. This amount changes based on the fair market value of the Company's stock. As of January 31, 2007, there was $ 40 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company's stock option plans. That cost is expected to be recognized over a weighted-average period of 0.14 years.

TISSERA INC.
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The pro-forma table below reflects the Company's stock based compensation expense, net income and basic and diluted earnings per share for the six months and three months ended January 31, 2006 and for the year ended July 31, 2006, had the Company applied the fair value recognition provisions of SFAS 123, as follows:

	Six months ended January 31, 2006	Three months ended January 31, 2006	Year ended July 31, 2006
	Unaudited
Net loss as reported	$851	$406	$1,715

Add (deduct): stock-based compensation income (expense) recognized under APB 25	5	2	(27)

Add (deduct): stock-based compensation income (expense) determined under fair value method for all awards	(512)	(256)	1,027

Pro forma net income	$344	$152	$2,715

Basic and diluted earnings per share, as reported	$0.018	$0.015	$0.06

Pro forma basic and diluted earnings per share	$0.01	$0.01	$0.1

Weighted average number of shares used in computing pro forma basic and diluted earnings per share	27,582,114	27,814,332	27,662,795

For purpose of pro-forma disclosures stock based compensation is amortized over the vesting period using the straight line method.

Pro-forma compensation expense under SFAS 123, among other computational differences, does not consider potential pre-vesting forfeitures. Because of these differences, the pro-forma stock based compensation expense presented above for the prior six months period ended January 31, 2006 under SFAS 123 and the stock based compensation expense recognized during the current six months ended January 31, 2007 under SFAS 123(R) are not directly comparable.

TISSERA INC.
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Shares and warrants to service providers

1.
The Company granted in prior years 2,429,722 warrants to purchase Common stock at an exercise price of $ 0.0001 per share, 150,000 warrants to purchase Common stock at an exercise price of $ 0.01 per share, 600,000 warrants to purchase 600,000 shares of Common stock at an exercise price of $ 1 per share and 2,777,000 shares of Common stock at no consideration. The warrants and shares were granted to service providers and to advisory board members, in exchange for research and development services and general and administrative services. In addition the Company issued 2,526,700 warrants to Yeda, see Note 2 above, out of which 255,839 were issued during the six months ended January 31, 2007 due to issuance of Common stock on December 28, 2006, see Note 5 below. The Company accounted for such warrants and shares under the provisions of EITF 96-18. The fair value of fully vested warrants and shares was recorded as research and development expenses and general and administrative expenses at the grant date. The fair value of the expected to vest warrants is amortized as an expense over the vesting period.

2.
On December 28, 2006 the Company granted 3,300,000 warrants to finders in connection with issuance of Common stock, see Note 5c. The fair value of the abovementioned warrants calculated as for the grant date is $ 495. This fair value was estimated using the following weighted average assumptions:

Risk free interest	4.85%
Dividend yields	0%
Volatility	155%
Expected term (in years)	5

A summary of warrants to service providers activity as of January 31, 2007, and changes during the six months ended January 31, 2007 are as follows:

	Number of warrants	Weighted-average exercise price		Weighted- average remaining contractual term (in years)	Aggregate intrinsic value
	Unaudited
Outstanding at July 31, 2006	1,570,861	$	*) -
Granted	4,255,839		$0.08
Exercised	-
Forfeited	-

Outstanding at January 31, 2007	5,826,700		$0.06	5.71	544,005

Exercisable at January 31, 2007	2,526,700	$	*) -	6.75	379,005

Vested and expected to vest	5,826,700		$0.06	5.71	544,005

*)   Represents an amount less than $ 0.01.

TISSERA INC.
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company's closing stock price on the last trading day of the six months ended January 31, 2007 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on January 31, 2007. This amount changes based on the fair market value of the Company's stock. As of January 31, 2007, there was no compensation cost related to non-vested warrants issued to service providers.

NOTE 4:-	COMMITMENTS AND CONTINGENCIES

a.
The facilities and motor vehicles of the Company are rented under operating leases. Minimum rental commitments under the cancelable lease as of January 31, 2007 are for three additional years and amount to $ 38.

b.	The Company's subsidiary obtained a bank guarantee in the amount of $ 5 to secure a rent agreement.

c.
On September 7, 2004, the Board of Directors decided to terminate the employment of the Chief Executive Officer of the Company ("the Former CEO"). According to the Former CEO's employment agreement, the Former CEO is entitled to payments totaling approximately $ 72 upon termination of employment with the Company. On December 21, 2004, a claim against the Company was filed with the Israeli Labor Court by the Former CEO for a payment of approximately $ 134 (NIS 564 thousand) in respect of payments allegedly due to her. The Company has filed a statement of defense against the Former CEO's claim. The Company's management and its legal advisors are of the opinion that the Company has good defense arguments against the claim. In the year ended July 31, 2005, a provision in the amount of $ 100, in respect of net salary expenses was recorded under operating expenses, with respect to the Former CEO. As of January 31, 2007, this provision is in place.

During 2004, the Former CEO's brother, who was also employed by the Company, was granted 280,000 shares of Common stock for no cash consideration. In March 2004, the Board decided to grant him an additional 280,000 warrants to purchase 280,000 shares of Common stock, the vesting of which is subject to signing a definitive employment agreement with the Company. Such agreement was never entered into. As a result, on November 4, 2004, the Board of Directors cancelled the warrants. The cancelled warrants are not presented in these financial statements, nor were any compensation expense recorded in respect of these warrants.

The Company filed a counter claim against its Former CEO in the amount of approximately $ 2,240 (NIS 9,405 thousand) which includes, inter alia, the issues described above. The Company's management and its legal advisors are of the opinion that the Company has a reasonably good assertion in its counter claim.

TISSERA INC.
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 4:-	COMMITMENTS AND CONTINGENCIES (Cont.)

d.
On July 11, 2005, the Former CEO submitted to the Company a letter claiming that the Company included in its Form 10-QSB filed on June 24, 2005 slanderous allegations regarding the Former CEO. The Former CEO demanded a retraction and asserted damages of at least $ 23. The Company's management denies the claim.

e.
In March 2004, the Former CEO was granted 2,267,046 options to purchase a total of 2,267,046 shares of Common stock, out of which 270,000 options were exercised into 249,859 shares of Common stock on a cashless basis. The total number of options to which the Former CEO is entitled should have been based on a formula that was determined in the agreement with the Former CEO. However, the number of options that were granted in March 2004 was incorrect. In November 2004, the Company's Board of Directors decided to amend the number of options granted to the Former CEO to a total of 2,042,551 options to purchase a total of 2,042,551 shares of Common stock. The amended calculation is based on the formula determined in the agreement.

The number of options and related compensation recorded in the financial statements are based on the revised calculation.

f.
On September 7, 2004, certain shareholders demanded from the Former CEO to repay the Company the amount of $ 1,074 (which is the value of the shares that the Company issued as a result of the Former CEO's cashless exercise of the abovementioned options, at the date of exercise, and which were sold by the Former CEO), claiming that the exercise of the options was executed before the end of the vesting period. In addition, the shareholders demanded that the Former CEO pays the Company compensation in the amount of $ 645 for damages. The Company's management and its legal advisors are of the opinion that the vast majority of the assertions are against the Former CEO and not against the Company. The Company denies the assertions that may imply to the Company's responsibility and, accordingly, no provision has been made in the accounts.

NOTE 5:-	STOCK CAPITAL

a.
On December 28, 2006, the Company has completed a private placement for the sale of 16,500,000 shares of common stock (the Shares) at a price of $ 0.1 per share. For each two shares of common stock purchased, each investor will receive a Series E Common Stock Purchase Warrant to purchase one share of common stock of the Company (the "Series E Warrants") and a Series F Common Stock Purchase Warrant to purchase one share of common stock of the Company (the "Series F Warrants"). The Series E Warrants shall be exercisable for a period commencing six months from the issue date through five years from the issue date at an exercise price of $ 0.165 per share. The Series F Warrants shall be exercisable for a period commencing six months from the issue date through five years from the issue date at an exercise price of $ 0.1815 per share. The Series E Warrants and the Series F Warrants are exercisable on a cashless basis.

TISSERA INC.
(A development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 5:-	STOCK CAPITAL (Cont.)

b.
The Company has agreed to file a registration statement registering the Shares within 180 days after the closing date and have such registration statement declared effective within 270 days from the closing date. In the event that the Company fails to have the registration statement filed or declared effective by the required dates, it must pay liquidated damages equal to 2% of the principal amount for each thirty days (or such lessor pro-rata amount for any period of less than thirty days) which may be paid, at the election of the Company, in cash or shares of common stock valued at $ 0.05 per share, until the registration statement is filed or declared effective as the case may be. However, in the event that the registration statement is delayed solely resulting from an issue raised under Rule 415 as promulgated under the Securities Act of 1933, then the liquidation damages shall be 1% of the principal amount for each thirty days (or such lessor pro-rata amount for any period of less than thirty days), which may be paid, at the election of the Company, in cash or shares of common stock valued at $0.05 per share.

c.
In connection with the above closing, the Company paid $ 165 to Burstein & Lindsay Security Corp. (the "Finder") for its services as a finder in connection with this transaction and agreed to pay the Finder 10% of all cash proceeds, if any, generated as a result of the exercise of the Series E Warrants and the Series F Warrants. In addition, the Finder also received a common stock purchase warrant to purchase 3,300,000 shares of common stock at an exercise price of $ 0.10 per share exercisable for a period commencing six months from the issue date through five years from the issue date.

NOTE 6:-	RELATED PARTIES TRANSACTIONS

In January 2007, the Board of Directors granted to the Chief Executive Officer a bonus in the amount of $ 30, in consideration of his efforts related to the latest fund raising for the Company.

 [ERNST & YOUNG LOGO]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders of

TISSERA INC.
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

We have audited the accompanying consolidated balance sheets of Tissera Inc. (Formerly: Bert Logic Inc.) ("the Company") (a development stage company) and its subsidiary as of July 31, 2006 and 2005 and the related consolidated statements of operations, statements of changes in stockholders' equity (deficiency) and the consolidated statements of cash flows for each of the years then ended and for the period from May 31, 2000 (inception) through July 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements as of July 31, 2003 and for the period from May 31, 2000 (inception) through July 31, 2003, were audited by other auditors whose report dated September 13, 2003 expressed an unqualified opinion on those statements. The consolidated financial statements for the period from May 31, 2000 (inception) through July 31, 2003 included a net loss of $ 105 thousand. Our opinion on the consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the period from May 31, 2000 (inception) through July 31, 2006 insofar as it relates to amounts for prior periods through July 31, 2003, is based solely on the report of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of July 31, 2006 and 2005, and the consolidated results of their operations and cash flows for each of the years then ended and for the period from May 31, 2000 (inception) through July 31, 2006 in conformity with accounting principles generally accepted in the Unites States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1c, the Company is in the development stage and, as such, has incurred recurring operating losses, has generated an accumulated deficit and has a negative cash flow from operating activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainly.

Tel-Aviv, Israel KOST FORER GABBAY & KASIERER
October 30, 2006 A Member of Ernst & Young Global

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

	July 31,
	2006	2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$111	$2,603
Short-term deposit (Note 4)	844	—
Accounts receivable and prepaid expenses (Note 5)	174	265

Total current assets	1,129	2,868

RESTRICTED CASH	5	—

SEVERANCE PAY FUND	33	29

PROPERTY AND EQUIPMENT, NET (Note 6)	13	21

Total assets	$1,180	$2,918

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Trade payables	$4	$5
Other accounts payable and accrued expenses (Note 7)	626	660

Total current liabilities	630	665

ACCRUED SEVERANCE PAY	44	39

COMMITMENTS AND CONTINGENCIES (Note 8)
Total liabilities	674	704

STOCKHOLDERS' EQUITY:
Stock capital (Note 10) -
Common stock of $ 0.0001 par value each -
Authorized: 100,000,000 shares as of July 31, 2006
and 2005; Issued and outstanding: 27,814,332 and
27,582,114 shares as of July 31, 2006 and 2005,
respectively	3	3
Preferred stock of $ 0.0001 par value each -
Authorized: 20,000,000 shares as of July 31, 2006
and 2005; Issued and outstanding: 0 shares as of
July 31, 2006 and 2005	—	—
Additional paid-in capital	28,839	28,859
Deferred stock based compensation	(4)	(31)
Deficit accumulated during the development stage	(28,332)	(26,617)

Total stockholders' equity	506	2,214

Total liabilities and stockholders' equity	$1,180	$2,918

The accompanying notes are an integral part of the consolidated financial statements.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except share and per share data

			From
			May 31, 2000
			(inception date)
			through
	Year ended July 31,		July 31,
	2006	2005	2006

Operating expenses:
Research and development (including expenses (income)
related to options granted to employees and warrants
granted to Yeda and to service providers in the amount of
$ (20) and $ 14 for the years ended July 31, 2006 and
2005, respectively)	$1,031	$1,296	$15,064
General and administrative (including expenses related to
warrants, options and shares granted to service
providers, employees and directors and compensation to
investors in the amount of $27 and $ 1,780 for the years
ended July 31, 2006 and 2005, respectively)	729	2,740	13,253

	1,760	4,036	28,317
Financial income, net (Note 12)	55	68	125

Loss from continuing operations before income taxes	1,705	3,968	28,192
Income taxes (Note 9)	10	15	48

Loss from continuing operations	1,715	3,983	28,240
Loss from discontinued operations (Note 1a)	—	—	92

Net loss	$1,715	$3,983	$28,332

Basic and diluted net loss per share	$0.06	$0.14

Weighted average number of shares used in computing basic
and diluted net loss per share	27,662,795	27,580,571

The accompanying notes are an integral part of the consolidated financial statements.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

U.S. dollars in thousands, except share data

					Deficit
					accumulated	Total
			Additional	Deferred	during the	stockholders'
	Stock capital		paid-in	stock based	development	equity
	Number	Amount	capital	compensation	stage	(deficiency)

Balance as of May 31, 2000	—	$—	$—	$—	$—	$—
Stock issued for cash on May 31, 2000	15,036,000	2	8	—	—	10
Net loss	—	—	—	—	(5)	(5)

Balance as of July 31, 2000	15,036,000	2	8	—	(5)	5
Stock issued for cash on July 17, 2001	3,000,000	*)—	40	—	—	40
Contribution of capital	—	—	15	—	—	15
Net loss	—	—	—	—	(30)	(30)

Balance as of July 31, 2001	18,036,000	2	63	—	(35)	30
Contribution of capital	—	—	15	—	—	15
Net loss	—	—	—	—	(39)	(39)

Balance as of July 31, 2002	18,036,000	2	78	—	(74)	6
Contribution of capital	—	—	15	—	—	15
Net loss	—	—	—	—	(31)	(31)

Balance as of July 31, 2003	18,036,000	2	93	—	(105)	(10)
Stock issued for cash related to PPM1, net of $ 176 of cash issuance expenses	1,767,200	*)—	2,033	—	—	2,033
Stock issued for cash related to PPM2, net of $ 517 of cash issuance expenses	3,142,858	1	4,983	—	—	4,984
Stock based compensation related to warrants granted to service providers	—	—	11,429	—	—	11,429
Stock based compensation related to options granted to employees and directors	—	—	1,130	—	—	1,130
Compensation related to stock granted to service providers and to employees	3,067,090	*)—	7,366	—	—	7,366
Deferred stock based compensation	—	—	163	(163)	—	—
Exercise of options	1,543,766	*)—	—	—	—	*)—
Net loss	—	—	—	—	(22,529)	(22,529)

Balance as of July 31, 2004	27,556,914	3	27,197	(163)	(22,634)	4,403
Stock based compensation related to warrants granted to investors	—	—	1,980	—	—	1,980
Warrants granted to Yeda and to service providers	—	—	(362)	—	—	(362)
Amortization of stock based compensation related to options granted to employees and directors	—	—	—	176	—	176
Deferred stock based compensation	—	—	44	(44)	—	—
Exercise of options	25,200	*)—	—	—	—	—
Net loss	—	—	—	—	(3,983)	(3,983)

Balance as of July 31, 2005	27,582,114	3	28,859	(31)	(26,617)	2,214
Exercise of options	232,218	*)—	*)—	—	—	*)—
Warrants granted to service providers	—	—	(20)	—	—	(20)
Amortization of stock based compensation related to options granted to employees and directors	—	—	—	27	—	27
Net loss	—	—	—	—	(1,715)	(1,715)

Balance as of July 31, 2006	27,814,332	$3	$28,839	$(4)	$(28,332)	$506

*) Represents an amount lower than $ 1.

The accompanying notes are an integral part of the consolidated financial statements.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

			From
			May 31, 2000
			(inception date)
			through
	Year ended July 31,		July 31,
	2006	2005	2006

Cash flows from operating activities:
Net loss	$(1,715)	$(3,983)	$(28,332)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation	8	14	25
Expenses (income) related to warrants granted to Yeda and to service providers	(20)	(362)	11,047
Expenses related to options granted to employees and directors	27	176	1,333
Expenses related to shares granted to service providers and compensation to investors	—	1,980	9,346
Interest accrued on short-term deposit	(17)	—	(17)
Decrease (increase) in accounts receivable and prepaid expenses	91	(28)	(174)
Increase (decrease) in trade payables	(1)	(16)	4
Increase (decrease) in other accounts payable and accrued expenses	(34)	157	626
Increase in accrued severance pay, net	1	6	11

Net cash used in continuing operating activities	(1,660)	(2,056)	(6,131)
Net cash provided by discontinued operating activities	—	—	75

Total net cash used in operating activities	(1,660)	(2,056)	(6,056)

Cash flows from investing activities:
Short-term deposit	(827)	—	(827)
Sales of property and equipment	—	9	9
Purchase of property and equipment	—	(6)	(47)
Restricted cash	(5)	—	(5)

Net cash used in continuing investing activities	(832)	3	(870)
Net cash used in discontinued investing activities	—	—	(15)

Total net cash used in investing activities	(832)	3	(885)

Cash flows from financing activities:
Issuance of shares and warrants, net	*)—	*)—	7,017

Net cash provided by continuing financing activities	* )	—	7,017
Net cash provided by discontinued financing activities	—	—	35

Total net cash provided by financing activities	* )	—	7,052

Increase (decrease) in cash and cash equivalents	(2,492)	(2,053)	111
Cash and cash equivalents at beginning of period	2,603	4,656	—

Cash and cash equivalents at end of period	$111	$2,603	$111

*) Represents an amount lower than $ 1.

The accompanying notes are an integral part of the consolidated financial statements.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:- GENERAL

a. Tissera Inc. ("the Company") was incorporated under the laws of the State of Washington on May 31, 2000. The Company is in the development stage. The Company is engaged in developing and testing organ transplantation therapies based on an approach employing organ-specific precursor tissues.

On September 4, 2003, the former president of the Company (and a former major shareholder) entered into a share purchase agreement ("the Agreement") with the Company's existing shareholders, who purchased 15,000,000 shares of the then issued and outstanding 18,036,000 shares of the Company's Common stock. In connection with the agreement, the president of the Company resigned as president and sole director of the Company. Also, in connection with the Agreement, the Company obtained forgiveness of the remaining promissory note of $ 10 and accrued interest of $ 2 that was due on May 31, 2004 in respect of the Company's license to sell Bit Error Rate Testers ("the License") and agreed to convert the License to a worldwide non-exclusive license. Also, in connection with the Agreement, the former president of the Company agreed to forgive his loan, in the amount of $ 1.

Subsequent to the Agreement, the management of the Company has decided to discontinue all activities related to the sales of Bit Error Rate Testers and to engage in the development of tissue transplant technologies. The discontinuation of this activity was accounted for under the provision of Statement of Financial Accounting Standard No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets".

The statements of operations for the year ended July 31, 2004, include a gain in the amount of $ 13, reported in discontinued operations, related to the forgiveness of the note and the loan described above.

On October 8, 2003, the Company entered into a research and license agreement with Yeda Research and Development Company Limited ("Yeda"), according to which Yeda provided the Company with a worldwide exclusive license to develop, manufacture and sell Yeda's tissue transplant technologies. Yeda is entitled to cancel the agreement under certain conditions determined in the agreement (see Note 2). The Company currently bases its entire operations on the license provided from Yeda. Should Yeda terminate the agreement with the Company, the Company will not be able to continue its current research operations. Regarding the extension of the research and development agreement, see Note 2.

On October 9, 2003, the Company's Board of Directors resolved to change the name of the Company from Bert Logic, Inc. to "Tissera, Inc".

b. On October 27, 2003, the Company incorporated a wholly-owned subsidiary in Israel, Tissera Ltd. ("the subsidiary"), which is engaged in research and development.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1:- GENERAL (Cont.)

c. Going concern considerations:

The Company's accumulated deficit and net loss as of July 31, 2006 and for the year then ended, amounted to approximately $ 28,332 and $ 1,715, respectively. In addition, the Company has finalized its current research and development agreement with Yeda (see Note 2) so as to reduce its current R&D expenses. The Company's ability to continue to operate as a going concern is dependent on its ability to generate sufficient cash flows to meet its obligations on a timely basis, to obtain additional financing and to ultimately attain profitability. The Company is in the development stage and, as such, has no revenues (and is not intended to generate revenues in the near future), has incurred recurring operating losses, and an accumulated deficit and has a negative cash flow from operating activities (amounting to $ 1,660 for the year ended July 31, 2006). The process of developing commercial products will require significant additional expenditures for research and development, maintaining the key technology license, pre-clinical testing and clinical trials, as well as obtaining regulatory approval. These activities, together with general and administrative expenses, are expected to result in substantial operating losses in the foreseeable future.

In the event the Company is unable to successfully raise capital and generate revenues, it is unlikely that the Company will have sufficient cash flows and liquidity to finance its business operations as currently contemplated. Accordingly, the Company will likely reduce general and administrative expenses and cease or delay development projects until it is able to obtain sufficient financing. There can be no assurance that additional funds will be available on terms acceptable to the Company, or at all.

These conditions raise substantial doubt about the Company's ability to continue to operate as a going concern. The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainly.

d. Risk factors:

The Company depends on Yeda to conduct its research and development activities. As discussed in Note 2, the research services are to be provided until April 2007. Thereafter, the Company will have to negotiate for new research services to be received, whether, by Yeda or by other service providers. If Yeda fails to provide the research services or is unwilling to continue to provide research services after April 2007 at terms that are acceptable to the Company, the Company may be required to seek alternative sources of research services. A change in service provider could result in delays in the research activities, increase in expense and could adversely affect the Company's results of operations and cash flows. In addition, as discussed in Note 2, Yeda may terminate the research and license agreement ("the Agreement") under certain conditions.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:- RESEARCH AND LICENSE AGREEMENT

On October 8, 2003, the Company entered into a research and license agreement ("the agreement") with Yeda. The Company conducted the research for a period of three years, at the Weizmann Institute of Science (the commercialization company of Yeda). On April 11, 2006, the Company has signed an agreement with Yeda, extending the research period by one additional year, until April 2007. The research relates to an invention comprising methods of organ transplantation employing nephric tissues. The license that was granted to the Company shall expire at the later of (i) the expiration of the patents in the country of sale, or (ii) 15 years from the date of receipt of FDA new drug approval (in the United States), or the equivalent in any other country in which the products are sold. In addition, Yeda may terminate the agreement if the Company will fail to achieve certain commercialization and development achievements, as defined in the agreement. Currently, the Company complies with all of the terms of the agreement.

The Company committed to grant Yeda, within 120 days of the date on which the agreement is signed, (i) a warrant, exercisable at an aggregate exercise price of $ 0.9 to purchase up to 2.23% of the issued and outstanding Common stock of the Company immediately following the exercise of such warrant, and (ii) a warrant, exercisable at an aggregate exercise price of $ 1.1 to purchase up to 2.67% of the issued and outstanding shares of the Company immediately following the exercise of such warrant, provided that the maximum number of shares of Common stock that Yeda may exercise under the warrants shall be 3,010,699 and 3,612,839, respectively (the number of shares of Common stock shall be appropriately adjusted in the event of stock splits, stock dividends, capital reorganizations, reclassifications, recapitalizations and the like as well as issuances or sales by the Company of shares for par value only, for a consideration of less than par value and for no consideration, all in accordance with the terms and conditions of said warrant). Each such warrant shall be exercisable for a period beginning one year after the date on which the agreement is signed, and ending at the later of (a) one year following the termination of the agreement and (b) October 7, 2013. As of the balance sheet date, 1,433,125 of the Company's shares of Common stock are underlying the warrants. The warrants shall be exercisable on a cashless basis.

Since the license is used for research and development activities and no alternative use exists for the license, the cost of the license was recorded as research and development (income) expenses amounting to $ (156) and $ 1.5 for the year ended July 31, 2005 and 2006, respectively. The fair value of the warrants was determined based on the number of shares underlying the warrants as of the balance sheet date. The number of shares underlying the warrants as of the balance sheet date was determined based on the actual issued and outstanding shares of the Company and any options to acquire Company's shares for a nominal consideration, totaling 1,570,861 shares of Common stock. Each such warrant shall be immediately exercisable at fair value till the later of (a) one year following the termination of the agreement and (b) October 7, 2013.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:- RESEARCH AND LICENSE AGREEMENT (Cont.)

Prior to the actual issuance of the warrants, the value of the warrants for recording the research and development expenses was remeasured at each reporting period based on the number of shares underlying the warrants as of each reporting period with the entire change in the fair value of the underlying shares reported in research and development expenses.

After the issuance of the warrants, since the warrants entitle the investors to a final percentage of the Company's shares (up to a certain maximum number of shares), with each change in the number of the Company's issued and outstanding shares or the number of options with a nominal exercise price, the fair value of the additional shares underlying the warrants will be recorded as research and development expenses. Once the number of shares underlying the warrants will reach the maximum number of shares that can be issued under the warrants, the warrants will cease to be further re-measured.

According to the agreement and addendums, the Company paid Yeda with regard to the first second and third years of the research period commencing April 9, 2003, an annual amount of $ 900.

In April 2006, the Company signed a third addendum to the agreement with Yeda and committed to pay Yeda an amount of $ 600 to be paid in four equal installments payable in advance in respect of the fourth year of the research period ending April 9, 2007.

According to the agreement, if within the fourth research year, the Company raises at least $ 1,000 due to an investment or merger as defined in the agreement, or granted an amount of $ 300 designated to finance the research and development then the budget shall increase to $ 900.

The Company undertook to make its best efforts to commercialize the licensed products. The Company also agreed to pay Yeda a license fee of (i) $ 50 per year, to be paid commencing the first year after the completion of the research and development period; (ii) 4% of net sales of all products using the licensed technology; (iii) 33% of all sublicense fees for all agreements entered into within one year following the agreement date, and (iv) 16% of all sublicense fees for all agreements entered into after such one-year period.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 3:- SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The significant accounting policies followed in the preparation of the financial statements, on a consistent basis, are:

a. Financial statements in U.S. dollars:

The functional currency of the Company is the U.S dollar ("dollar") since the dollar is the currency of the primary economic environment in which the Company has operated and expects to continue to operate in the foreseeable future. A majority of the transactions of the subsidiary is recorded in new Israeli shekels ("NIS"); however, all of the subsidiary's revenues from transactions with the Company are generated in dollars and all intercompany balances are denominated in dollars. In addition, a substantial portion of the subsidiary's costs is incurred in dollars. Accordingly, management has designated the dollar as the currency of its and its subsidiary's primary economic environment and thus their functional and reporting currency.

Transactions and balances denominated in dollars are presented at their original amounts. Non-dollar transactions and balances have been remeasured to dollars in accordance with the provisions of Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation". All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statement of operations as financial income or expenses, as appropriate.

b. Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany balances and transactions have been eliminated upon consolidation.

c. Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with maturities of three months or less as of the date acquired.

d. Short-term deposits:

The Company classified deposits with original maturities of more than three months and less than one year as short-term deposits. The short-term deposits are presented at cost, including accrued interest.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 3:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

e. Property and equipment:

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets.

The annual depreciation rates are as follows:

%
Office furniture and equipment	7
Computers, software and electronic equipment	33
Leasehold improvements	Over the term of the lease

f. Impairment of long-lived assets:

The Company's long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. During the years ended July 31, 2006 and 2005, no impairment losses have been identified.

g. Research and development costs:

Research and development costs are charged to expenses as incurred.

h. Severance pay:

The liability of the subsidiary for severance pay is calculated pursuant to the Severance Pay Law in Israel, based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date and is presented on an undiscounted basis.

The subsidiary's employees are entitled to one month's salary for each year of employment or a portion thereof. The Company's liability for all of its employees is fully provided by monthly deposits with insurance policies and by an accrual. The value of these policies is recorded as an asset in the Company's balance sheet.

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israel's Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

Severance expenses for the years ended July 31, 2006 and 2005 amounted to $ 5 and $ 27, respectively.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 3:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

i. Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

j. Accounting for share-based compensation:

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB-25"), and FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44") in accounting for its employee share options. Under APB-25, when the exercise price of the Company's share options is less than the market price of the underlying shares on the date of grant, compensation expense is recognized over the option's vesting period.

Pro forma information regarding net loss and loss per share is required by Statement of Financial Accounting Standard No. 123, and has been determined assuming the Company had accounted for its employee share options under the fair value method prescribed by that Statement. The fair value for these options was estimated on the date of grant using a Black-Scholes option pricing model, with the following weighted-average assumptions for the year ended July 31, 2005:

weighted average volatility of 217%, risk-free interest rates of 3.84%, dividend yields of 0% and a weighted-average expected life of the options of 7.79 years.

(No options were granted during 2006.)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized as an expense over the option's vesting period. The Company's pro forma information is as follows:
	Year ended July 31,
	2006	2005

Net loss as reported	$1,715	$3,983
Deduct: share-based employee compensation expense
included in reported net loss in accordance with APB-25	(27)	(176)
Add: stock-based employee compensation expense
determined under fair value method	1,027	975

Pro forma net loss	$2,715	$4,782

Pro forma net loss per share (basic and diluted)	$0.1	$0.17

Net loss per share (basic and diluted), as reported	$0.06	$0.14

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 3:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company applies SFAS 123 and EITF 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF 96-18") with respect to options and warrants issued to non-employees. SFAS 123 and EITF 96-18 require the use of an option valuation model to measure the fair value of the options at the grant date.

k. Basic and diluted net loss per share:

Basic net loss per share is computed based on the weighted average number of shares outstanding during each year. Diluted net loss per share is computed based on the weighted average number of shares outstanding during each year, plus the dilutive potential of the Common stock considered outstanding during the year, in accordance with Statement of Financial Standard No. 128, "Earnings per Share." ("SFAS No. 128").

All outstanding share options and warrants have been excluded from the calculation of the diluted loss per share for the years ended July 31, 2006 and 2005, because all such securities have an anti-dilutive effect.

Such outstanding securities consist of the following:

Year ended July 31,

2006

Options	2,646,206
Warrants	18,945,221

Total	21,591,427

l. Income taxes:

The Company and its subsidiary account for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes". This Statement requires the use of the liability method of accounting for income taxes, whereby deferred tax asset and liability account balances are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiary provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

m. Fair value of financial instruments:

The following methods and assumptions were used by the Company and its subsidiary in estimating their fair value disclosures for financial instruments:

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 3:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The carrying values of cash and cash equivalents, short-term deposits, accounts receivable, trade payables and other accounts payable, approximate their fair value due to the short-term maturity of these instruments.

n. Concentrations of credit risks:

Financial instruments that potentially subject the Company and its subsidiary to concentrations of credit risk consist principally of cash and cash equivalents and short term deposits.

Cash and cash equivalents and short-term deposits are deposited in banks in Israel and in the United States. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Management believes that the financial institutions that hold the Company's investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The Company has no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

o. Impact of recently issued accounting standards:

1. On December 16, 2004, the Financial Accounting Standards Board issued FASB Statement No. 123 (revised 2004), "Share-Based Payment" ("Statement 123(R)"), which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation". Statement 123(R) supersedes APB 25, and amends FASB Statement No. 95, "Statement of Cash Flows". Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new Standard will be effective for the Company in the first interim period beginning after August 1, 2006.

As permitted by Statement 123, the Company currently accounts for share-based payments to employees using APB 25's intrinsic value method. Accordingly, the adoption of Statement 123(R)'s fair value method will have a significant impact on the Company's results of operations, although it will have no impact on the Company's overall financial position. The impact of the adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of that Standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net loss and loss per share above in sub Note j.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107") to give guidance on implementation of Statement 123(R). The Company will consider SAB 107 in implementing Statement 123(R).

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 3:- SIGNIFICANT ACCOUNTING POLICIES (Cont.)

2. Recently issued accounting pronouncements:

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied (i.e., the position is more-likely-than-not to be sustained). Under step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more-likely-than-not to be realized upon ultimate settlement.

FIN 48 applies to all tax positions related to income taxes subject to the Financial Accounting Standard Board Statement No. 109, "Accounting for Income Taxes" ("SFAS 109"). This includes tax positions considered to be "routine" as well as those with a high degree of uncertainty.

FIN 48 has expanded disclosure requirements, which include a tabular roll forward of the beginning and ending aggregate unrecognized tax benefits as well as specific details related to tax uncertainties for which it is reasonably possible the amount of unrecognized tax benefit will significantly increase or decrease within 12 months. These disclosures are required at each annual reporting period unless a significant change occurs in an interim period.

FIN 48 is effective for fiscal years beginning after December 15, 2006. The cumulative effect of applying FIN 48 will be reported as an adjustment to the opening balance of retained earnings.

The Company is currently evaluating the effect of the adoption of FIN 48 on its financial statements.

NOTE 4:- SHORT-TERM DEPOSITS

Short-term deposits bear an effective annual interest rate of 5.1% as of July 31, 2006. The Company is able to break the time deposit before its maturity date with a penalty worth of one month's interest.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:- ACCOUNTS RECEIVABLE AND PREPAID EXPENSES
	July 31,
	2006	2005

Government authorities	$5	$7
Prepaid expenses	169	258

	$174	$265

NOTE 6:- PROPERTY AND EQUIPMENT

Cost:
Office furniture and equipment	$2	$2
Computer software and electronic equipment	29	29
Leasehold improvements	6	6

	37	37

Accumulated depreciation:
Office furniture and equipment	*)—	*)—
Computer software and electronic equipment	18	10
Leasehold improvements	6	6

	24	16

Depreciated cost	$13	$21

*) Represents an amount lower than $ 1.

NOTE 7:- OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Government authorities	$348	$331
Employees and payroll accruals	80	74
Accrued expenses	198	255

	$626	$660

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 8:- COMMITMENTS AND CONTINGENCIES

a. The facilities and motor vehicles of the Company are rented under operating leases. Minimum rental commitments under the non-cancelable lease as of July 31, 2006 are for one additional year and amount to $ 17.

b. The Company's subsidiary obtained a bank guarantee in the amount of $ 5 to secure a rent agreement.

c. On September 7, 2004, the Board of Directors decided to terminate the employment of the Chief Executive Officer of the Company ("the Former CEO"). According to the Former CEO's employment agreement, the Former CEO is entitled to payments totaling approximately $ 78 upon termination of employment with the Company. On December 21, 2004, a claim against the Company was filed with to the Israeli Labor Court by the Former CEO for a payment of approximately $ 121 (NIS 564 thousand) in respect of payments allegedly due to her. The Company has filed a statement of defense against the Former CEO's claim. The Company's management and its legal advisors are of the opinion that the Company has good defense arguments against the claim. In the year ended July 31, 2005, a provision in the amount of $ 100, in respect of net salary expenses was recorded under operating expenses, with respect to the Former CEO.

d. 1. On June 5, 2005, the Former CEO submitted to the Company a third party notice by which the Company was informed that the Former CEO was the beneficiary of 397,000 shares of Common stock, $ 0.0001 par value issued to service providers on January 15, 2004 for services. The fair value of the shares in the amount of $ 834 was recorded under general and administrative expenses on the date of grant.

2. On November 4, 2004, the Board of Directors has questioned the procedures according to which a bonus in the amount of $ 110 was granted to the Former CEO in March 2004 and decided to cancel the bonus and to demand that the Former CEO returns the bonus. The bonus amount was recorded under accounts receivable, and was fully provided for as a doubtful account.

3. On November 4, 2004, the Board of Directors decided to demand from the Former CEO to repay to the Company the amount of withholding tax exposure totaling $ 538 to be paid by the Company to the tax authorities, in respect of the exercise of options. Based on a preliminary discussion with the income tax authorities and consultations, the Company recorded a liability to the tax authorities in the amount of $ 269. A corresponding receivable from the Former CEO totaling $ 269 was recorded and fully provided for as a doubtful account as of July 31, 2004. Additional social security taxes liability totaling $ 21, was recorded and provided for as of July 31, 2006.

The former CEO claims in a letter dated March 7, 2006, that the warrants were issued free of all taxes and that if the tax authorities will demand any sums then reimbursement shall be demanded from the Company. The Company rejects these demands in its response from March 23, 2006.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 8:- COMMITMENTS AND CONTINGENCIES (Cont.)

Furthermore, since the Company intends to continue its claim and collect the withholding tax from the Former CEO, management is of the opinion that it dose not have a gross up tax exposure with regard the exercise of the options.

4. During 2004, the Former CEO's brother, who was also employed by the Company, was granted 280,000 shares of Common stock at no cash consideration. In March 2004, the Board decided to grant him an additional 280,000 warrants to purchase 280,000 shares of Common stock, the vesting of which is subject to signing a definitive employment agreement with the Company. Such agreement was never entered into. As a result, on November 4, 2004, the Board of Directors cancelled the warrants. The cancelled warrants are not presented in these financial statements, nor was any compensation expense recorded in respect of these warrants.

5. The Company filed a counterclaim against its Former CEO in the amount of approximately $ 2,023 (NIS 9,405 thousand) which includes, inter alia, the issues described in (d)(1) through (d)(4) above. The Company's management and its legal advisors are of the opinion that the Company has a reasonably good assertion in its counter claim.

e. On July 11, 2005, the Former CEO submitted to the Company a letter claiming that the Company included in its Form 10-QSB filed on June 24, 2005 slanderous allegations regarding the Former CEO. The Former CEO demanded a retraction and asserted damages of at least $ 23. The Company's management denies the claim. Accordingly, no provision was recorded in the accounts.

f. In March 2004, the Former CEO was granted 2,267,046 options to purchase a total of 2,267,046 shares of Common stock, out of which 270,000 options were exercised into 249,859 shares of Common stock on a cashless basis. The total number of options to which the Former CEO is entitled should have been based on a formula that was determined in the agreement with the Former CEO. However, the number of options that were granted in March 2004 was incorrect. In November 2004, the Company's Board of Directors decided to amend the number of options granted to the Former CEO to a total of 2,042,551 options to purchase a total of 2,042,551 shares of Common stock. The amended calculation is based on the formula determined in the agreement. The number of options and related compensation recorded in the year ended July 31, 2004 financial statements are based on the revised calculation. As of July 31, 2006, all of the remaining options expired (see Note 8g).

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 8:- COMMITMENTS AND CONTINGENCIES (Cont.)

g. On September 7, 2004, certain shareholders demanded from the Former CEO to repay the Company the amount of $ 1,074 (which is the value of the shares that the Company issued as a result of the Former CEO's cashless exercise of the abovementioned options, at the date of exercise, and which were sold by the Former CEO), claiming that the exercise of the options was executed before the end of the vesting period. In addition, the shareholders demanded that the Former CEO pays the Company compensation in the amount of $ 645 for damages. The Company's management and its legal advisors are of the opinion that the vast majority of the assertions are against the Former CEO and not against the Company. The Company denies the assertions that may imply to the Company's responsibility and, accordingly, no provision has been made in the accounts.

NOTE 9:- TAXES ON INCOME

a. Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

	July 31,
	2006	2005

Operating loss carryforward	$2,217	$1,575
Reserves and allowances	23	9

Net deferred tax asset before valuation allowance	2,240	1,584
Valuation allowance	(2,240)	(1,584)

Net deferred tax asset	$—	$—

As of July 31, 2006, the Company has provided valuation allowances of $ 2,240 in respect of deferred tax assets resulting from tax loss carryforwards and other temporary differences. Management currently believes that since the Company has a history of losses, it is more likely than not that the deferred tax regarding the loss carryforwards and other temporary differences will not be realized in the foreseeable future.

b. Available carryforward tax losses:

As of July 31, 2006 and 2005, the Company has an accumulated tax loss carryforward of approximately $ 5,600 and $ 3,940, respectively. Carryforward tax losses in the U.S. can be carried forward and offset against taxable income in the future for a period of 20 years. Utilization of U.S. net operating losses may be subject to substantial annual limitations due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 8:- TAXES ON INCOME (Cont.)

c. Loss before taxes on income consists of the following:

	Year ended July 31,
	2006	2005

United States	$(1,739)	$(4,009)
Israel	34	41

	$(1,705)	$(3,968)

d. Taxes on income included in the statement of operations:

Current taxes:
Domestic	$—	$—
Foreign *)	10	15

	$10	$15

*) In 2004, the Company signed an agreement with its subsidiary effective as of October 27, 2003, according to which the subsidiary will provide research, development and other services to the Company. The Company will reimburse the subsidiary for expenses on a cost plus 10% basis.

e. The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the non-recognition of tax benefits from accumulated net operating losses carry forward due to the uncertainty of the realization of such tax benefits.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 10:- STOCK CAPITAL

a. Common stock:

Common stock confers on its holders the right to receive notice to participate and vote in general meetings of the Company, the right to a share in the excess of assets upon liquidation of the Company, and the right to receive dividends, if declared.

Shares of Common stock are registered and publicly traded on the Over-the-Counter Bulletin Board service of the National Association of Securities Dealers, Inc. under the symbol TSSR.

b. Bonus shares:

On November 4, 2003, it was resolved to allot a total of 12,024,000 bonus shares at the rate of three fully-paid bonus shares for each then outstanding share. All the shares and per share amounts have been adjusted to give retroactive effect to the allotment.

c. Investments, warrants and options:

Private placements

1. On February 1, 2004, the Company completed a private placement ("PPM1") for the sale of 1,767,200 units at a price per unit of $ 1.25. Each unit consists of one Common share and three Common shares purchase warrants. The Company granted the investors 5,301,600 warrants with an exercise price in a range of $ 3.75 - $ 6.00 per share. The warrants are exercisable within periods that range from six months to three years. The contractual life of the warrants ranges from one year to three years. As of July 31, 2006, 1,767,200 warrants are still exercisable.

2. On March 18, 2004, the Company completed an additional PPM ("PPM2") for the sale of 3,142,858 units at a price per unit of $ 1.75. Each unit consists of one Common share and three Common shares purchase warrants that were exercisable at a price range of $ 3.75 - $ 6.00 per share. The warrants were exercisable within periods that range from six months to three years. In order to settle a dispute with the investors in March 2005, the Company entered into a Settlement Agreement in which it amended the terms of the private offering as follows:

The Company reduced the exercise price of each of the warrants to $ 0.50.

The Company extended the period over which the Class A Common Stock Purchase Warrants can be exercised from one year from March 2004 to one year from the effective date of the Form SB-2, the SB-2 become effective on September 2, 2005.

The period over which Class B Common Stock Purchase Warrants and Class C Common Stock Purchase Warrants remained the same and they are exercisable until two years and three years after March 18, 2004, respectively.

As of July 31, 2006, 12,571,432 warrants are still exercisable.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 10:- STOCK CAPITAL (Cont.)

In addition, the Company issued Class D Common Stock Purchase Warrants to purchase an aggregate of 6,285,716 shares of Common stock. The Class D Common Stock Purchase Warrants are exercisable for a period of one year from the effective date of the Form SB-2 at an exercise price of $ 0.15 per share.

The Company recorded general and administration expenses in the amount of $ 1,980, calculated as the difference between the fair value of the warrants that were granted on March 18, 2004 at the date of the settlement agreement and the fair value of the warrants granted and modified at the date of the settlement agreement, in respect of the settlement agreement.

3. On October 27, 2005, the Board of Directors decided to amend the exercise price of 473,445 warrants previously granted to two directors, from $ 1 to $ 0.3 per share. The warrants are exercisable into Common stock on a cashless basis.

In 2004, the Company granted two finders involved with the Company's first PPM, 93,480 fully vested warrants, exercisable until May 2005. On October 27, 2005, the Board of Directors has extended the warrants exercise period until May 2006 at no consideration. The Company has recorded the benefit totaling $ 10 in general and administrative expenses. As of July 31, 2006, the above warrants were exercised.

Shares and warrants to service providers

1. The Company granted in prior years 2,429,722 warrants to purchase Common stock at an exercise price of $ 0.0001 per share, 150,000 warrants to purchase Common stock at an exercise price of $ 0.01 per share, 600,000 warrants to purchase 600,000 shares of Common stock at an exercise price of $ 1 per share and 2,777,000 shares of Common stock at no consideration. The warrants and shares were granted to service providers and to advisory board members, in exchange for research and development services and general and administrative services. 2,776,269 warrants are fully vested as of July 31, 2006, and 264,715 warrants vest over a period of three years ending March 6, 2007. The Company accounted for such warrants and shares under the provisions of EITF 96-18. The fair value of fully vested warrants and shares was recorded as research and development expenses and general and administrative expenses at the grant date. The fair value of the warrants that vest over the three years period is amortized as an expense over the vesting period. As of July 31, 2006 and 2005, 138,738 and 0 warrants were exercised into 138,738 and 0 shares of Common stock, respectively.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 10:- STOCK CAPITAL (Cont.)

2. Summary of warrants issued to service providers and to investors:

The Company's outstanding warrants that were granted to service providers and to investors as of July 31, 2006 are as follows:

Issuance date	Number of warrants	Exercise price		Warrants exercisable	Exercisable through

January 2004	1,519,815	$	*)—	1,519,815	January 2014
January 2004	150,000		$0.01	150,000	January 2009
February 2004	1,899,680		$6	1,899,680	February 2007
March 2004	493,692	$	*)—	493,692	March 2014
March 2004	277,477	$	*)—	184,985	March 2014
March 2004	200,000		$1	155,556	March 2009
March 2004	3,142,858		$0.05	3,142,858	March 2007
March 2004	3,142,858		$0.05	3,142,858	**)September 2006
April 2004	200,000		$1	155,556	April 2009
November 2004	200,000		$1	116,667	November 2009
February 2005	1,433,125	$	*)—	1,433,125	October 2013
March 2005	6,285,716		$0.15	6,285,716	**)September 2006

	18,945,221			18,680,508

*) Represents an amount lower than $ 0.01.

**) The warrants expired as of October 28, 2006.

The fair value of the warrants to service providers was estimated on the date of grant or at each balance sheet date (as applicable), using Black-Scholes option pricing model, with the following weighted-average assumptions for 2006 and 2005: weighted average volatility of 168% and 154%, risk-free interest rates of 4.88% and 3.73% dividend yields of 0% and a weighted average expected life of the options of four and five years, respectively.

Shares and options to employees and to directors

1. During 2004, the Company granted two of its directors 541,080 options to purchase 541,080 shares of the Company's Common stock at an exercise price of $ 1 per share. The options vest over a period of three years.

During 2004, 67,635 options were exercised into shares. On October 27, 2005, the Board of Directors decided to amend the exercise price of the remaining 473,445 options previously granted from $ 1 to $ 0.3 per share. The options are exercisable into Common stock on a cashless basis.

The Company accounted for such options under the provision of APB 25. Since the optionees are entitled to exercise their options on a cashless basis, the Company applied variable accounting and the compensation related to the options was recorded as research and development and general and administrative expenses over the vesting period based on the market price of the Company's stock at such reporting period.

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 10:- STOCK CAPITAL (Cont.)

No compensation was recorded since the exercise price of the options is higher than the market price of the Company's Common stock.

During March 2004, the Company granted to certain employees 413,333 options to purchase 413,333 shares of the Company's Common stock at an exercise price of $ 0.30 per share. The options vest over a period of three years.

2. On May 25, 2004, the Company granted to a certain employee 10,090 fully vested shares of Common stock at no consideration.

3. In November 2004, the Company signed an employment agreement with its current CEO, according to which, the CEO will be granted 1,500,000 options to purchase 1,500,000 shares at an exercise price of $ 0.30 per share. The options will vest over a period of two years. The Company accounted for such options according to the provision of APB 25.

4. In February 2005, the Company's Board of Directors decided to grant a director, 270,540 options to purchase 270,540 shares of Common stock at an exercise price of $ 0.31 per share. The options vest over a period of two years commencing March 15, 2005. The Company accounted for such options according to the provisions of APB-25.

As of July 31, 2006 and 2005, no options were exercised.

5. A summary of the Company's option activity related to options to employees and directors, and related information is as follows:

	July 31, 2006		July 31, 2005
	Amount of options	Weighted average exercise price	Amount of options	Weighted average exercise price

Outstanding at the beginning of the year	4,418,757	$0.376	2,648,217	$0.425

Granted	—		$1,770,540	$0.302

Expired	1,772,551	$0.300	—	$—

Exercised	—		$—	$—

Outstanding at the end of the year	2,646,206	$0.301	4,418,757	$0.376

Exercisable options at the end of the year	2,001,124	$0.301	1,974,553	$0.372

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 10:- STOCK CAPITAL (Cont.)

6. The options outstanding as of July 31, 2006, have been separated into ranges of exercise price, as follows:
Exercise price	Options outstanding as of July 31, 2006	Weighted average remaining contractual life	Options exercisable as of July 31, 2006
		Years

$ 0.3	2,646,206	5.85	2,001,124

	2,646,206		2,001,124

7. All options were granted with exercise prices that were lower than the market price of the Company's Common stock on the date of grant. Weighted average fair values and weighted average exercise prices of options whose exercise price is lower than the market price of the shares at date of grant are as follows:

	July 31,
	2006	2005

Weighted average exercise price	$0.301	$0.376
Weighted average fair value on date of grant	$0.426	$0.624

Compensation expenses recorded by the Company in respect of its share-based employee compensation awards amounted to $ 27 for the year ended July 31, 2006.

NOTE 11:- TRANSACTIONS WITH RELATED PARTIES

a. From April 2003 until October 2003, funds raised and expenses paid by the Company were managed by certain shareholders through a trustee, at no consideration.

b. As for claims, see Note 8c, d, e, g.

Year ended July 31,

2006 2005

Fees and related benefits and compensation expenses in respect of options granted to members of the Board of Directors $326 $287

TISSERA INC. AND ITS SUBSIDIARY
(FORMERLY: BERT LOGIC INC.)

(A development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 12:- FINANCIAL INCOME, NET

	Year ended
	July 31,
	2006	2005

Income:
Interest income	$65	$78

Expenses
Bank charges	10	10

	$55	$68

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by the general corporate law of the State of Washington, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$60.79
Printing and engraving expenses	$5,000.00
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$0.00
Miscellaneous expenses	$5,000.00
Total	$55,060.79

The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

The Company's Board of Directors resolved to effectuate a forward split of the Company's Common shares on a 3:1 basis, which occurred on November 4, 2003. The additional shares issued pursuant to the forward stock split will be fully paid and non-assessable. All new shares will have the same par value, voting rights and other rights as old shares. The 3:1 forward stock split is being effectuated by increasing the number of issued and outstanding shares at the ratio of 3:1. Accordingly, as a result of the forward stock split, the Company has 18,036,000 shares outstanding and 81,964,000 authorized unissued shares, which shares may be issued in the future in connection with acquisitions, subsequent financings or as determined by the Company's Board of Directors. All share and per share data were restated to reflect the stock split effected November 4, 2003.

The Company granted Prof. Reisner a warrant to purchase 1,775,852 shares of common stock of the Company and a warrant to purchase 443,963 shares of common stock with an exercise price of $.0001 per share.

The Company entered into two consulting agreements whereby it agreed to issued 693,692 options to purchase shares of common stock to each consultant in consideration for services provided. The options are exercisable at a price of $.0001 per share.

To obtain funding for our ongoing operations, pursuant to various offerings conducted under Rule 506 of Regulation D, as promulgated under the Securities Act of 1933, we sold units to accredited investors in private offerings. In connection therewith, we sold 1,767,200 units at a price of $1.25 per unit with each unit containing one share of common stock and three common stock purchase warrants. The exercise prices are $3.75, $4.50 and $6.00 per warrant and are exercisable for varying periods of six months, two years and three years from the final closing of the offering. We raised an aggregate of $2,209,000 in connection with this offering and we issued warrants to purchase an aggregate of 172,480 shares of common stock with an exercise price $.01 per share to nine consultants of the Company. We closed an additional private offering on March 18, 2004, in which we received gross proceeds in the amount of $5,500,000 in connection with the sale of 3,142,857 units at a price per unit of $1.75. Each unit consists of one share of common stock and three common stock purchase warrants. The three common stock purchase warrants included in each are each exercisable at varying prices into one share of common stock at the holder's option. Holder, in certain circumstances we may call each warrant. The exercise prices are $3.75, $4.50 and $6.00 per warrant. The warrants are exercisable for varying periods of six months from the effective date of the prospectus, two years from closing of the offering and three years from closing of the offering. On March 16, 2005, we entered into a Settlement Agreement whereby we amended the terms of the common stock purchase warrants including a reduction of the exercise price of each of the common stock purchase warrants and the extension of the term of the Class A Common Stock Purchase Warrants. The current exercise price for each of the Class A, Class B and Class C Common Stock Purchase Warrants is $0.50. The term of the Class A Common Stock Purchase Warrant, as amended, is one year from the effective date of this prospectus. The Class B Common Stock Purchase Warrants and the Class C Common Stock Purchase Warrants are exercisable until May 21, 2006 and May 21, 2007, respectively. In addition, in connection with the Settlement Agreement, we issued two Class D Common Stock Purchase Warrants for every share of common stock purchased resulting in the issuance of Class D Common Stock Purchase Warrants to purchase an aggregate of 6,285,716 shares of common stock. The Class D Common Stock Purchase Warrants are exercisable for a period of one year from the effective date of this prospectus at an exercise price of $0.15 per share. We are registering the shares of common stock issuable upon exercise of the Class A Common Stock Purchase Warrants and the Class D Common Stock Purchase Warrants.

The Company issued an aggregate of 2,777,000 shares of common stock to six consultants of the Company that have provided various services to the Company.

In February 2004, we issued warrants to Robert G. Pico and Meir Segev, two of our directors, to purchase 270,540 warrants each. Such warrants are exercisable at $1.00 per share. In the event that either of the directors is removed from office, the warrants shall immediately vest and shall be exercisable for a period of one year from removal.

On November 4, 2004, the Company ratified the issuance of warrants to purchase 200,000 shares of common stock at an exercise price of $1.00 to each Prof Shaked, Sir Roy York Calne and Prof Sutherland. The vesting period is three years and the expiration date is March 29, 2009 for Prof. Shaked, April 2, 2009 for Sir Roy York Calne and November 2, 2009 for Prof. Sutherland.

In March 2004, the Board of Directors authorized the issuance of 280,000 shares of common stock to Pinny Rabenou. Mr. Rabenou is the brother of Dr. Vicki Rabenou, our former CEO and a former director. In addition, the Board also authorized the issuance of common stock purchase warrants to purchase 280,000, which the granting of such warrants were contingent upon the entering into a definitive employment agreement with Mr. Rabenou. As no employment agreement was entered into, the Board of Directors cancelled the warrants issued to Mr. Rabenou.

The former CEO was granted a warrant to purchase a total of 2,267,046 shares of common stock, out of which 270,000 warrants were exercised into 249,859 shares of common stock on a cashless basis. In November 2004, the Company's Board of Directors evaluated the number of shares that are exercisable upon issuance of the warrant and determined that the initial calculation of 2,267,046 was incorrect. As a result, the Board of Directors applied the correct calculation and has advised Dr. Rabenou that the warrant is only exercisable into 2,042,551 shares of common stock. The number of warrants and related compensation recorded is based on the revised calculation. The amended calculation is based on a formula determined in Dr. Rabenou's employment agreement, excluding the effect of warrants that have not been yet issued to Yeda. The number of options and related compensation recorded in the financial statements included in this annual report are based on the revised calculation.

The Company granted Mr. Eiran, its Acting CEO and Chairman of the Board, warrants to purchase 1,500,000 shares of common stock at an exercise price of $0.3. Executive's rights to exercise the warrants shall vest in 24 equal monthly installments during a period of two years commencing September 7, 2004. Any vested portion of the warrants, if not previously exercised shall terminate upon the earlier of three months after termination of the agreement or 10 years from the date of vesting.

As part of the Research and License Agreement, the Company issued to Yeda on February 24, 2005 the following:

•
a warrant, exercisable at an aggregate exercise price of US $900 to purchase up to 2.23% of the issued and outstanding shares of common stock of our company immediately following the exercise of such warrant; and

•	a warrant, exercisable at an aggregate exercise price of US $1,100 to purchase up to 2.67% of the issued and outstanding shares of our company immediately following the exercise of such warrant.

However, the Research and License Agreement provides that the maximum number of shares of common stock that Yeda may exercise into for each warrant is 3,010,699 and 3,612,839, respectively (in each case as such number of shares of common stock shall be appropriately adjusted in the event of stock splits, stock dividends, capital reorganizations, reclassifications, recapitalizations and the like as well as issuances or sales by us of shares for par value only, for consideration less than par value and for no consideration, all in accordance with the terms and conditions of said warrant, which shall be satisfactory to Yeda and us). The share amounts described above are adjusted to reflect the three for one split, but not the other adjustment events described above that have occurred through the date hereof. Each such warrant shall be exercisable for a period beginning on the date of its issuance and ending at the later of the following:

•	one year following the termination of the Research and License Agreement; and

•	October 7, 2013.

On December 28, 2006, accredited investors purchased an aggregate of 16,500,000 shares of common stock at $0.10 per share for an aggregate purchase price of $1,650,000. For each two shares of common stock purchased, each investor received a Series E Common Stock Purchase Warrant to purchase one share of common stock of the Company (the “Series E Warrants”) and a Series F Common Stock Purchase Warrant to purchase one share of common stock of the Company (the “Series F Warrants”). The Series E Warrants shall be exercisable for a period commencing six months from the issue date through five years from the issue date at an exercise price of $0.165 per share. The Series F Warrants shall be exercisable for a period commencing six months from the issue date through five years from the issue date at an exercise price of $0.1815 per share. The Series E Warrants and the Series F Warrants are exercisable on a cashless basis.

In connection with the above closing, we paid $165,000 to Burstein & Lindsay Security Corp. for its services as a finder in connection with this transaction and agreed to pay them 10% of all cash proceeds, if any, generated as a result of the exercise of the Series E Warrants and the Series F Warrants. In addition, they also received a common stock purchase warrant to purchase 3,300,000 shares of common stock at an exercise price of $0.10 per share exercisable for a period commencing six months from the issue date through five years from the issue date.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Tissera or executive officers of Tissera, and transfer was restricted by Tissera in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS

Exhibit	Page
No.	No.	Description
3(a)(i)	*	Articles Of Incorporation of Tissera, Inc. (Incorporated by reference filed with the Company's Form SB-2 on November 14, 2000).

3(a)(ii)	*	By-laws of Tissera, Inc.

4.1	*	Specimen Share of Common Stock

4.3		Subscription Agreement dated December 28, 2006(1)

4.4		Form of Series E Common Stock Purchase Warrant(1)

4.5		Form of Series F Common Stock Purchase Warrant(1)

10.1	*	Agreement Between BERT Logic Inc. and Reach Technologies Inc Dated May 31, 2000 for the right to distribute the Reach Technologies Inc. licensed product line.

10.2	**	Agreement Between BERT Logic Inc. And Reach Technologies Inc Dated May 11, 2001 amending the Licensing Agreement with Reach Technologies, Inc. dated May 31, 2000 as it pertains to new territory

10.3	****	Agreement Between BERT Logic Inc. And Reach Technologies Inc Dated May 31, 2003 amending the Licensing Agreement with Reach Technologies, Inc. dated May 31, 2000

10.4	*****	Agreement Between BERT Logic Inc. And Reach Technologies Inc Dated September 4, 2003 amending the Licensing Agreement with Reach Technologies, Inc. dated May 31, 2000

10.5	******	Research and License Agreement between Yeda Research and Development Company Limited and Bert Logic Inc.

14.1	******	Code of Ethics

16.1	***	Letter on change in certifying accountant.

23.1		Consent of Kost Forer Gabbay & Kasierer

23.2		Consent of Sichenzia Ross Friedman Ference LLP (see Exhibit 5.1)

* Incorporated by reference filed with the Form SB-2 filed with the Securities and Exchange Commission on November 14, 2000.

** Incorporated by filed with the Company's Form 10-KSB filed with the Securities and Exchange Commission on March 15, 2001.

*** Incorporated by reference filed with Company's Form 8-K filed with the Securities and Exchange Commission on January 13, 2004.

**** Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on June 16, 2003.

***** Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on September 8, 2003.

****** Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on October 14, 2003.

****** Incorporated by reference to the Company's Form 10-KSB filed with the Securities and Exchange Commission on November 3, 2003.

(1) Incorporated by reference to the Form 8K Current Report filed with the Securities and Exchange Commission on December 29, 2007

 ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in Herzlia, Israel, on May 11, 2007.

TISSERA, INC.

March 20, 2007	By:	/s/ Amos Eiran
Amos Eiran Chief Executive Officer (Principal Executive Officer)

March 20, 2007	By:	/s/ Alex Werber
Alex Werber Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amos Eiran his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated: Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Amos Eiran Amos Eiran	Chief Executive Officer and Chairman	May 11, 2007

/s/ Alex Werber Alex Werber	Chief Financial Officer & Chief Accounting Officer	May 11, 2007

/s/ Robert G. Pico Robert G. Pico	Director	May 11, 2007

/s/ Meir Segev Meir Segev	Director	May 11, 2007

/s/ Peretz Shmuel Peretz Shmuel	Director	May 11, 2007